Exhibit 10.2
Execution Version

AMENDMENT NO. 1 TO CREDIT AGREEMENT
This Amendment No. 1 dated as of November 5, 2025 (this “Amendment”) by and among GoPro, Inc., a Delaware corporation (the “Borrower”), the Lenders party hereto and Farallon Capital Management, L.L.C. in its capacity as administrative agent for Lenders and as collateral agent for itself and the other Secured Parties (the “Agent”).
W I T N E S S E T H:
WHEREAS, the Borrower, the Lenders from time to time party thereto and the Agent are parties to that certain Credit Agreement dated as of August 4, 2025 (as in effect immediately prior to the Amendment No. 1 Effective Date (as defined below), the “Existing Credit Agreement”).
WHEREAS, the Borrower desires to amend certain provisions of the Existing Credit Agreement to provide for the modification of certain covenants and other terms of the Existing Credit Agreement as more fully described in this Amendment, all in accordance with and subject to the terms and conditions set forth herein, and the Agent and each Lender has agreed to amend the Existing Credit Agreement subject to the terms and conditions set forth herein.
Accordingly, in accordance with Section 9.04 of the Existing Credit Agreement, the Borrower, the Agent and the Lenders agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01. Definitions. Unless otherwise defined herein, capitalized terms defined in the Existing Credit Agreement after giving effect to this Amendment (the “Amended Credit Agreement”) have the same meanings when used in this Amendment.
ARTICLE II
AMENDMENTS TO THE EXISTING CREDIT AGREEMENT
Section 2.01. Amendments. Each of the parties hereto agrees that, subject to the satisfaction (or waiver) of the conditions set forth herein, and immediately upon the Amendment No. 1 Effective Date, (a) the Existing Credit Agreement (but not the exhibits or schedules thereto) shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Existing Credit Agreement attached as Exhibit A hereto.
ARTICLE III
CONDITIONS TO EFFECTIVENESS AND FUNDING; EFFECT
Section 3.01. Conditions to Effectiveness of the Amendment. This Amendment shall become effective on the first date (the “Amendment No. 1 Effective Date”) on which the following conditions precedent are satisfied (or waived by the Agent):

(a)Execution and Delivery of this Amendment. The Agent (or its counsel) shall have received a counterpart signature page of this Amendment executed by the Borrower and each Lender party hereto.
(b)No Default or Event of Default. At the time of and immediately after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.
(c)Representations and Warranties. The representations and warranties contained in Article III of this Amendment shall be true and correct in all material respects as of the Amendment No. 1 Effective Date.
Section 3.02. Effects of this Amendment.
(a)On the Amendment No. 1 Effective Date, the Existing Credit Agreement will be automatically amended to reflect the amendments thereto provided for in this Amendment. The rights and obligations of the parties hereto shall be governed (i) prior to the Amendment No. 1 Effective Date, by the Existing Credit Agreement and (ii) on and after the Amendment No. 1 Effective Date, by this Amendment and the Amended Credit Agreement. Once the Amendment No. 1 Effective Date has occurred, all references to the Existing Credit Agreement in any document, instrument, agreement, or writing shall be deemed to refer to the Amended Credit Agreement.
(b)The Borrower hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party, and (ii) ratifies and reaffirms each grant of a lien on, or security interest in, its property made pursuant to the Loan Documents (including, without limitation, the grant of security made by each Loan Party pursuant to each of the Guaranty and Security Agreement, the Dutch Security Documents, the UK Security Documents) and confirms that such liens and security interests continue to secure the Obligations, in each case, on and subject to the terms and conditions set forth in the Amended Credit Agreement and the other Loan Documents.
(c)Other than as specifically provided herein, this Amendment shall not operate as a waiver or amendment of any right, power or privilege of the Agent or any Lender under the Existing Credit Agreement or any other Loan Document or of any other term or condition of the Existing Credit Agreement or any other Loan Document, nor shall the entering into of this Amendment preclude the Agent and/or any Lender from refusing to enter into any further waivers or amendments with respect thereto. This Amendment is not intended by any of the parties hereto to be interpreted as a course of dealing which would in any way impair the rights or remedies of the Agent or any Lender except as expressly stated herein, and no Lender shall have any obligation to extend credit to the Borrower other than pursuant to the strict terms of the Existing Credit Agreement and the other Loan Documents, as amended or supplemented to date (including by means of this Amendment). Except as specifically amended by this Amendment, the Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.
(d)This Amendment shall constitute a “Loan Document” for all purposes of the Existing Credit Agreement and the other Loan Documents and shall be construed, administered and applied in accordance with all of the terms and provisions of the Existing Credit Agreement (and, following the date hereof, the Amended Credit Agreement). From and after the Amendment No. 1 Effective Date, (i) each reference in the Existing Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Existing Credit Agreement in any other Loan Document shall be deemed a reference to the Amended Credit Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Section 4.01. Representations and Warranties of the Borrower. In order to induce the Agent and the Lenders to enter into this Amendment, the Borrower represents and warrants, for itself and its Subsidiaries, as of the Amendment No. 1 Effective Date, as set forth below:
(a)The representations and warranties of the Borrower and each other Loan Party contained in Article IV of the Credit Agreement or any other Loan Document are true, accurate and complete in on and as of the Amendment No. 1 Effective Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date.
(b)The execution, delivery, and performance of the Amendment by the Borrower are within the Borrower’s powers, have been duly authorized, and (i) are not in conflict with nor constitute a breach of any provision contained in the Borrower’s organizational documents, (ii) do not contravene, conflict with, constitute a default under or violate any material requirement of Applicable Law, (iii) do not contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority in the United States by which the Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) do not require any action by, filing, registration, or qualification with, or approval from, any Governmental Authority in the United States (except such approvals which have already been obtained and are in full force and effect), and (v) do not constitute a breach of or default under any material agreement by which the Borrower is bound (including the Revolving Credit Agreement and the Intercreditor Agreement).
(c)This Amendment has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar Laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability
ARTICLE V
MISCELLANEOUS
Section 5.01. Headings. The various headings of this Amendment are included for convenience of reference only and shall not affect the interpretation of this Amendment or any provision hereof.
Section 5.02. Execution in Counterparts; Electronic Execution. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 3.01. Delivery of an executed counterpart to this Amendment by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Agent) shall be as effective as delivery of a manually signed original. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or by email as a “.pdf” or “.tif” attachment shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in this Amendment or any other document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, electronic records or the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 5.03. Successors and Assigns. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns to the extent such successors and assignees are permitted successors and assignees as provided in Section 9.02 of the Amended Credit Agreement.
Section 5.04. Amendments and Waivers. Neither this Amendment nor any terms hereof may be amended, supplemented, waived or modified except in accordance with the provisions of Section 9.04 of the Amended Credit Agreement.
Section 5.05. Choice of Law, Venue, Service of Process, and Jury Trial Waiver. This Amendment shall further be subject to the provisions of Section 9.15 of the Amended Credit Agreement mutatis mutandis.
Section 5.06. Entire Agreement. This Amendment, the other Loan Documents and the agreements regarding certain fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Amendment and the other Loan Documents. Nothing in this Amendment or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Amendment or the other Loan Documents.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have duly executed this Amendment on the day and year first written above.

GOPRO, INC., as Borrower

By:	/s/ Brian McGee
Name: Brian McGee
Title: Chief Financial Officer

FARALLON CAPITAL MANAGEMENT, L.L.C.,
as Administrative Agent

By:	/s/ Rajiv Patel
Name: Rajiv Patel
Title: Managing Member

MATEO FINANCING, LLC,
as a Lender

By:	/s/ Rajiv Patel
Name: Rajiv Patel
Title: Authorized Signatory

EXHIBIT A
Amended Credit Agreement

[See attached]

Conformed through Amendment No. 1
~~Execution Version~~

CREDIT AGREEMENT
dated as of
August 4, 2025
(as amended by Amendment No. 1 to Credit Agreement dated as of November 5, 2025)
between
GOPRO, INC.,
as Borrower,

MATEO FINANCING, LLC,
as Lender
and
FARALLON CAPITAL MANAGEMENT, L.L.C.,
as Agent

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Page
SECTION 1	DEFINITIONS	- 1 -

1.01.	Defined Terms	- 1 -
1.02.	Terms Generally	- 32 -
1.03.	Accounting Terms; Changes in GAAP	- 32 -
1.04.	Divisions	- 33 -
1.05.	Dutch Terms	- 33 -

SECTION 2	COMMITMENTS AND LOANS; PAYMENTS	- 34 -

2.01.	Loans and Borrowings; Notes	- 34 -
2.02.	Interest Elections	- 34 -
2.03.	Interest on the Loans; Interest Payments	- 35 -
2.04.	Fees; Applicable Premium	- 36 -
2.05.	Repayment and Prepayment of Loans; Application of Payments	- 37 -
2.06.	Taxes	- 40 -
2.07.	Sharing of Payments	- 42 -
2.08.	Application of Insufficient Payments	- 42 -
2.09.	Compensation for Losses	- 42 -
2.10.	Inability to Determine Rates	- 43 -
2.11.	Benchmark Replacement Setting	- 43 -

SECTION 3	CONDITIONS PRECEDENT	- 44 -

3.01.	Conditions Precedent to Closing	- 45 -
3.02.	Conditions Precedent to all Loans	- 47 -

SECTION 4	REPRESENTATIONS AND WARRANTIES	- 47 -

4.01.	Existence, Qualification and Power	- 47 -
4.02.	Authorization; No Conflict; Enforceability	- 47 -
4.03.	Perfection Certificate	- 48 -
4.04.	Intellectual Property	- 48 -
4.05.	Property	- 49 -
4.06.	Litigation	- 49 -
4.07.	Financial Statements; Material Adverse Effect; No Default	- 49 -
4.08.	Solvency	- 50 -
4.09.	Compliance with Laws; Investment Company Act; Margin Regulations	- 50 -
4.10.	ERISA Compliance	- 51 -
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4.11.	Government Consents	- 51 -
4.12.	Subsidiaries; Investments	- 51 -
4.13.	Taxes	- 51 -
4.14.	Insurance	- 51 -
4.15.	Disclosure	- 52 -
4.16.	Sanctions; Anti-Corruption	- 52 -
4.17.	Environmental Matters	- 52 -
4.18.	Capital Structure	- 53 -
4.19.	Possessions of Franchises; Licenses	- 53 -
4.20.	Broker's Fee	- 53 -
4.21.	Use of Proceeds	- 53 -
4.22.	Guarantors	- 53 -
4.23.	Beneficial Ownership Certificate	- 53 -
4.24.	Material Contracts	- 53 -
4.25.	CFIUS	- 53 -
4.26.	Outbound Investment Rules	- 54 -

SECTION 5	AFFIRMATIVE COVENANTS	- 54 -

5.01.	Financial Statements, Reports, Certificates	- 54 -
5.02.	Existence; Government Approvals	- 57 -
5.03.	Maintenance of Property; Licenses; Inventory	- 57 -
5.04.	Payment of Obligations; Taxes; Pensions	- 58 -
5.05.	Compliance with Laws, Sanctions; Anti-Corruption Laws	- 58 -
5.06.	Inspection Rights	- 58 -
5.07.	Books and Records	- 59 -
5.08.	Insurance	- 59 -
5.09.	Platform	- 59 -
5.10.	Consent of Licensors	- 60 -
5.11.	Environmental Matters	- 60 -
5.12.	Formation of Acquisition of Subsidiaries	- 60 -
5.13.	Use of Proceeds	- 61 -
5.14.	Further Assurances	- 61 -
5.15.	Specified Deposit Account	- 61 -
5.16.	Litigation	- 61 -
5.17.	Lender Meetings	- 61 -
5.18.	Post-Closing Requirements	- 62 -

SECTION 6	NEGATIVE COVENANTS	- 62 -

6.01.	Indebtedness	- 62 -
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Page

6.02.	Encumbrances	- 62 -
6.03.	Dispositions	- 62 -
6.04.	Changes in Business, Fiscal Year, Management, Control, or Business Locations	- 62 -
6.05.	Fundamental Changes;Acquisitions	- 62 -
6.06.	Restricted Payments	- 63 -
6.07.	Investments	- 63 -
6.08.	Transactions with Affiliates	- 63 -
6.09.	Payments on Account of Certain Indebtedness	- 63 -
6.10.	Investment Company Act;Margin Regulation	- 64 -
6.11.	ERISA; Plans; Labor Compliance	- 64 -
6.12.	Restrictive Agreements	- 64 -
6.13.	Sanctions; Anti-Corruption	- 64 -
6.14.	Change in Organizational Documents	- 65 -
6.15.	Intellectual Property	- 65 -
6.16.	Outbound Investments	- 65 -
6.17.	Cash Management	- 65 -
6.18.	Financial Covenants	- 65 -

SECTION 7	EVENTS OF DEFAULT	- 66 -

7.01.	Payment Default	- 66 -
7.02.	Convenant Default	- 66 -
7.03.	Attachment	- 66 -
7.04.	Involvency	- 67 -
7.05.	Other Indebtedness	- 67 -
7.06.	Judgments; Penalties	- 67 -
7.07.	Misrepresentations	- 68 -
7.08.	Subordinated Debt	- 68 -
7.09.	Loan Documents	- 68 -
7.10.	Change in Control	- 68 -
7.11.	Governmental Approvals	- 68 -
7.12.	ERISA	- 68 -
7.13.	Guaranty	- 69 -
7.14.	Failure of Security	- 69 -
7.15.	Delisting	- 69 -

SECTION 8	RIGHTS AND REMEDIES	- 69 -

8.01.	Rights and Remedies	- 69 -
8.02.	Power of Attorney	- 71 -
8.03.	Protective Payments	- 71 -
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8.04.	Accounts Collection	- 72 -
8.05.	Application of Payments and Proceeds Upon Default	- 72 -
8.06.	Agent's Liability for Collateral	- 72 -
8.07.	No Obligation to Pursue Others	- 72 -
8.08.	Demand Waiver	- 73 -

SECTION 9	GENERAL PROVISIONS	- 73 -

9.01.	Notices	- 73 -
9.02.	Successors and Assigns	- 74 -
9.03.	Indemnification	- 75 -
9.04.	Amendments; Waivers; Integrations; Remedies Cumulative	- 75 -
9.05.	Time of Essence	- 75 -
9.06.	Severability of Provisions	- 75 -
9.07.	Counterparts; Integration; Effectiveness	- 76 -
9.08.	Survival	- 76 -
9.09.	Confidentiality	- 76 -
9.10.	Costs and Expenses	- 78 -
9.11.	Electronic Execution of Document	- 78 -
9.12.	Right of Setoff	- 78 -
9.13.	Relationship	- 78 -
9.14.	Third Parties	- 79 -
9.15.	Choice of Law, Venue, Service of Process, and Jury Trial Waiver	- 79 -
9.16.	PATRIOT Act; Compliance with Sanctions	- 80 -
9.17.	Waiver of Consequential Damages, Etc	- 80 -
9.18.	Interest Rate Limitation	- 80 -
9.19.	Payments Set Aside	- 81 -
9.20.	Construction; Headings; Knowledge	- 81 -
9.21.	Register	- 81 -
9.22.	Intercreditor Agreements	- 81 -

SECTION 10	[RESERVED]	- 82 -

SECTION 11	AGENT PROVISIONS	- 82 -

11.01.	Appointment and Authority	- 82 -
11.02.	Rights as a Lender	- 83 -
11.03.	Exculpatory Provisions	- 83 -
11.04.	Reliance by Agent	- 84 -
11.05.	Delegation of Duties	- 84 -
11.06.	Resignation of Agent	- 84 -
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11.07.	Non-Reliance on Agents	- 85 -
11.08.	Agent May File Proofs of Claim	- 86 -
11.09.	Agent Indemnity	- 86 -
11.10.	Enforcement	- 86 -
11.11.	Collateral and Guaranty Matters	- 87 -
11.12.	Survival	- 88 -
11.13.	Parallel Debt	- 88 -

SCHEDULES
Schedule 4.04	-	Intellectual Property
Schedule 4.05	-	Other Property
Schedule 4.06	-	Litigation
Schedule 4.18	-	Capital Structure / Equity Interests
Schedule 4.24	-	Material Contracts
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens
Schedule 6.07	-	Existing Investments
Schedule 6.12	-	Restrictive Agreements

EXHIBITS
Exhibit A	-	Form of Compliance Certificate
Exhibit B	-	Borrowing Notice
Exhibit C	-	Payment Notice

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0076776-0000020 NYO1: ~~2009688360.1~~ 2009955294.3

CREDIT AGREEMENT
This CREDIT AGREEMENT (this “Agreement”) is entered into as of August 4, 2025, by and among GoPro, Inc., a Delaware corporation (“Borrower”), Mateo Financing, LLC as the initial lender (the “Lender”), and Farallon Capital Management, L.L.C. in its capacity as administrative agent for Lender and as collateral agent for itself and the other Secured Parties (the “Agent”).
WHEREAS, the Borrower has requested that Lender extend credit to Borrower, and Lender is willing to do so on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:
Section 1Definitions.
1.01.Defined Terms.
As used in this Agreement, all capitalized terms shall have the definitions set forth below. Any capitalized term used in the UCC and not defined herein (including Deposit Account, Securities Account and Commodity Account) shall have the meaning given to the term in the UCC.
“ABR” is, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50%, and (c) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1.00%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively.
“ABR Borrowing” is, as to any Borrowing, the ABR Loans comprising such Borrowing.
“ABR Loan” is a Loan that bears interest based on the ABR.
“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Account” is an account (as that term is defined in the UCC).
“Account Debtor” is any Person who is obligated on an Account, chattel paper or general intangible.
“Adjusted Term SOFR” is, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment.
“Affiliate” is, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, (a) the Key Shareholder shall be deemed to be an Affiliate of Borrower and (b) in no event shall any Lender (or any of its Affiliates) be considered an Affiliate of the Borrower (or any other Subsidiary) for purposes of this Agreement or the other Loan Documents.
“Agent” is defined in the preamble hereof.

“Agent Fee Letter” is that certain Agent Fee Letter, dated as of the Closing Date, between the Borrower and the Agent.
“Agreement” is defined in the preamble hereof.
“Amendment No. 1” means that certain Amendment No. 1 to Credit Agreement, dated as of the Amendment No. 1 Effective Date, by and among the Borrower, the Administrative Agent and each Lender.
“Amendment No. 1 Effective Date” means November 5, 2025.
“Anti-Corruption Law” is defined in Section 4.16(b).
“Applicable Law” is, as to any Person, all applicable Laws binding upon such Person or any of its property or to which such a Person or any of its property is subject.
“Applicable Premium” means the amount equal the greater of (x) the amount necessary for the Lender to achieve an Internal Rate of Return on the Loan of 15.0% and (y) the MOIC Premium.
“Applicable Rate” is (i) 7.50% for any SOFR Loan and (ii) 6.50% for any ABR Loan, as the case may be.
“Asset Coverage Ratio” is, as of any Asset Coverage Test Date, with respect to the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the ratio of (A) the sum of (i) Qualified Cash, plus (ii) the Net Book Value of Accounts of the Borrower and its Subsidiaries owing from third party Account Debtors, plus (iii) the Net Book Value of Finished Goods Inventory, plus (iv) the Net Book Value of Bulk Camera Inventory, divided by (B) (i) the sum of the accounts payable plus, (ii) without duplication, Consolidated Total Debt, in each case under clauses (A) and (B) as of such date.
    “Asset Coverage Test Date” is the last date of each fiscal quarter of the Borrower, commencing with the first fiscal quarter ending after the Closing Date.
“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.
“Benchmark” is, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” is the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.11(a).
“Benchmark Replacement” is, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Term

SOFR Floor, such Benchmark Replacement will be deemed to be the Term SOFR Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” is an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Agent as the replacement for such Available Tenor of the applicable Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by any Relevant Governmental Body, for New York law governed term loan credit facilities denominated in the applicable currency at such time.
“Benchmark Replacement Date” is the earlier to occur of the following events: (1) in the case of clause (a) of the definition of “Benchmark Transition Event,” the later of (x) the date of the public statement or publication of information referenced therein and (y) the date on which the relevant administrator of such Benchmark permanently or indefinitely ceases to provide such Benchmark; and (2) in the case of clause (b) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” is, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark, a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark or, in the case of a USD Benchmark, the Federal Reserve Board or the Federal Reserve Bank of New York, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.
“Benchmark Unavailability Period” is, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11, and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11.
“Beneficial Ownership Certification” is a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” is 31 C.F.R. § 1010.230.
“Best Buy Factoring Facility” is any factoring or other receivables financing facility pursuant to which the Borrower or any Subsidiary sells or otherwise disposes of Accounts owing by Best Buy Co., Inc., a Minnesota corporation, or any of its Affiliates.
“Borrower” is defined in the preamble hereof.
“Borrower Materials” is defined in Section 9.09.

“Borrowing” is a borrowing consisting of simultaneous Loans of the same Type and, in the case of a SOFR Borrowing, having the same Interest Period.
“Borrowing Notice” is defined in Section 2.01(b).
“Bulk Camera Inventory” is Inventory that consists of cameras and accessories that (x) are owned by the Borrower or its Subsidiaries, (y) are held for sale in the ordinary course of the Borrower or its Subsidiaries’ business and (z) have not yet been packaged for sale.
“Business Day” is any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by Law to close.
“Capital Expenditures” is, for any time period, the aggregate of all expenditures by the Borrower and its Subsidiaries for the purchase, acquisition or leasing (pursuant to a capital lease) of fixed or capital assets, software or additions to equipment (including replacements, capitalized repairs and improvements) which should be capitalized under GAAP on the balance sheet of the Borrower and its Subsidiaries.
“Cash Equivalents” are:
(a)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within two (2) years from the date of acquisition thereof;
(b)investments in commercial paper maturing within two-hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., Moody’s Investors Service, Inc., or Fitch Ratings Inc. and any successor to any of the foregoing;
(c)investments in certificates of deposit, banker’s acceptances and time deposits maturing within one (1) year from the date of acquisition thereof issued or guaranteed by or placed with, and money market Deposit Accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d)fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
(e)money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA and Aaa (or equivalent rating) from Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., or Moody’s Investors Service, Inc., and any successor to any of the foregoing and (iii) have portfolio assets of at least $5,000,000,000.
“Casualty Event” is (a) any event that gives rise to the receipt by the Borrower or any Subsidiary thereof of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets, real property (including any improvements thereon) or other Collateral, or, in the case of the Key Shareholder, proceeds of “key person” or “key man” insurance or, following the Payment in Full of First Lien Priority

Debt (as defined in the Intercreditor Agreement), proceeds of any business interruption insurance policy, or (b) any Disposition of property or assets of the Borrower or any Subsidiary that is not a Permitted Disposition.
“CFC” is a controlled foreign corporation (as that term is defined in the Code) in which any Subsidiary is a "United States shareholder" within the meaning of Section 951(b) of the Code.
“Change in Control” is an event or series of events by which:
(a) any Person or two or more Persons acting in concert (other than Permitted Holders), shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of the Borrower (or other securities convertible into such Equity Interests) representing 35% or more of the ordinary voting power of all Equity Interests of the Borrower, or the aggregate equity value represented by the issued and outstanding Equity Interests in the Borrower;
(b) the Borrower fails to own and control, directly or indirectly, 100% of the issued and outstanding Equity Interests of each other Loan Party;
(c) the Borrower fails to own and control, directly, 100% of the issued and outstanding Equity Interests of GoPro Holdco, Inc. (or any assignee or successor Subsidiary that owns and controls, directly or indirectly, all or a material portion of the Equity Interests of Foreign Subsidiaries that are owned, directly or indirectly, by GoPro Holdco, Inc. as of the Closing Date); or
(d) a “Change in Control” or similar term occurs under (i) the Revolving Credit Agreement or (ii) any other documentation governing Indebtedness with an aggregate principal amount (and/or amount of commitments) outstanding is in excess of the Threshold Amount.
“Claims” is defined in Section 9.03.
“Closing Date” is the first date all the conditions precedent in Section 3.01 are satisfied or waived in accordance with Section 9.04.
“Code” is the Internal Revenue Code of 1986, as amended.
“Collateral” is (x) Collateral as defined in the Guaranty and Security Agreement and (y) all other assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or Lender under any of the Loan Documents.
“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit A.
“Compliance Certification Date” is defined in Section 5.01(c).
“Conforming Changes” is, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.09 and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Consolidated Net Income” is, for any period, the consolidated net income (or loss) of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of “Consolidated Net Income”: (a) the income (or deficit) of any such Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or one of its Subsidiaries, (b) the income (or deficit) of any such Person (other than a Subsidiary of Borrower) in which Borrower or one of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Borrower or such Subsidiary in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Applicable Law applicable to such Subsidiary.
“Consolidated Revenue” is total amount of revenue of the Borrower and its Subsidiaries, taken as a whole, as of the date of determination in each case determined in accordance with GAAP.
“Consolidated Total Assets” is the total amount of assets of the Borrower and its Subsidiaries, taken as a whole, as of the date of determination in each case determined in accordance with GAAP.
“Consolidated Total Debt” is, as of any date of determination, the aggregate stated balance sheet amount of all Indebtedness of the Borrower and its Subsidiaries (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)) on a consolidated basis on such date.
“Consolidated Working Capital” at any date, is the difference between (a) the Current Assets of the Borrower and its Subsidiaries on such date and (b) the Current Liabilities of the Borrower and its Subsidiaries on such date.
“Control” is the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings analogous thereto.
“Control Agreement” is a deposit account control agreement, securities account control agreement or commodity account control agreement, as applicable, by and among (i) the Loan Party that owns the relevant account, (ii) the depository institution, the Securities Intermediary or Commodity Intermediary at which such account is held, (iii) the RCF Agent and (iv) the Agent, in form and substance reasonably satisfactory to Agent that establishes Agent’s control (as contemplated by Sections 8-106, 9-104 and 9-106, as applicable, of the UCC) of any Deposit Account, Securities Account or Commodity Account, respectively, of a Loan Party, in each case subject to the Intercreditor Agreement.
“Current Assets” is, as of any time of determination, with respect to Borrower and its Subsidiaries, all amounts (other than (x) cash and Cash Equivalents and (y) hedging swap arrangements to the extent that the mark to market termination value thereof would be reflected as a current asset) which would, in conformity with GAAP, be included under current assets on a consolidated balance sheet of the Borrower and its Subsidiaries as of such time.
“Current Liabilities” is, as of any time of determination, all amounts which would, in conformity with GAAP, be included under current liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries as of such time; provided that such amounts shall not include (x) the current portion of any long-term indebtedness that matures more than one (1) year past such date of determination to the extent reflected as current liabilities, (y) the Loan, any liabilities under the Revolving Credit Agreement, and any Refinancing Indebtedness with respect thereto or any replacement thereof (to the extent constituting current liabilities and (z) any deferred tax liabilities that are properly allocated with appropriate reserves in accordance with GAAP.
“Debtor Relief Laws” is the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” is any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” is defined in Section 2.03(b).
“Disposition” or “Dispose” is the sale, transfer, license, sublicense, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. “Disposing” has a corollary meaning.
“Disqualified Equity Interest” is any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of future, present or former employees, directors, officers, managers or consultants of Borrower (or any direct or indirect parent thereof), the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Disregarded Domestic Person” is any direct or indirect Domestic Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes, if it holds no material assets other than the equity of one or more direct or indirect CFCs, other than solely Protected CFCs.
“Dollars” and “$” is the lawful money of the United States.
“Domestic Subsidiary” is any Subsidiary of the Borrower or its Subsidiaries that is not a Foreign Subsidiary.

“Dutch Security Documents” are, collectively, (i) the Dutch Security Agreement, dated as of the date hereof, between Borrower and Agent, and (ii) the notarial deed of pledge of shares (second ranking) in the capital of the Dutch Subsidiary, as company, dated as of the date hereof, by GoPro Holdco Inc., as security provider, in favor of Agent, as pledgee.
“Dutch Subsidiary” is GoPro B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands and registered with the Dutch chamber of commerce under number 70263949 and a wholly-owned Foreign Subsidiary.
“EBITDA” is, with respect to Borrower and its Subsidiaries for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (a) net cash interest expense (including that attributable to obligations with respect to capital leases) of Borrower and its Subsidiaries for such period with respect to all their outstanding Indebtedness, (b) provision for taxes based on income, (c) depreciation expense, (d) amortization expense, (e) other non-cash charges, expenses or losses (excluding any such non-cash charge to the extent it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period), (f) any expenses or charges (other than depreciation or amortization expenses as described in the preceding subclauses (c) and (d)) related to any repurchase or issuance of Equity Interests or Indebtedness, Investment (including any Permitted Investments), disposition, recapitalization or the incurrence, modification, redemption, retirement or repayment of Permitted Indebtedness (including any Refinancing Indebtedness in respect thereof) (whether or not completed or successful), including such fees, expenses or charges related to (x) this Agreement and (y) any amendment or other modification of the Obligations or other Permitted Indebtedness, (g) any expenses or charges resulting from non-cash stock-based compensation (including expenses or charges relating to stock options, restricted stock units and the Borrower’s employee stock purchase plan, and the employer portion of any payroll taxes thereon), (h) any loss on account of extinguishment, repayment or repurchase of Permitted Indebtedness, (i) up to $5,000,000 in the aggregate in respect of extraordinary, unusual or other one-time (and non-recurring) charges or expenses in connection with cash severance paid to any employee whose employment has been terminated and whom (and whose role in the business) will not be replaced, and (j) any losses on disposition of assets outside of the ordinary course of business, minus, to the extent included in determining Consolidated Net Income for such period, the sum of (i) any non-cash income or gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash charge in any prior period), (ii) any cancellation of debt income or any gain on account of extinguishment, repayment or repurchase of Permitted Indebtedness at a discount, and (iii) any net gains realized from the disposition of assets outside of the ordinary course of business, all as determined on a consolidated basis.
“Environmental Laws” is any and all federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, including all common law, relating to pollution or the protection of health, safety, natural resources or the environment or the release of any materials into the environment, including those related to Hazardous Materials, air emissions, discharges to waste or public systems and health and safety matters.
“Environmental Liability” is any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any

Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” is, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” is any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).
“ERISA Event” is (a) a Reportable Event with respect to a Pension Plan; (b) the failure by Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate; (j) the engagement by Borrower or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon Borrower pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (l) the making of an amendment to a Pension Plan that could result in the posting of bond or security under Section 436(f)(1) of the Code.
“Event of Default” is defined in Section 7.
“Excess Cash Flow” for any fiscal year of the Borrower is equal to (a) the sum, without duplication, of (i) the Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) the aggregate net amount of non-cash losses on the Disposition of property by Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, minus (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures permitted to be financed hereunder with the proceeds of any Casualty Event), (iii) the aggregate amount of principal prepayments or repayments in respect of the Term Loan made during such fiscal year, (iv) increases in Consolidated Working Capital for such fiscal year, and (v) the aggregate net amount of non-cash gains on the Disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income.
“Excluded Account” is any Deposit Account, Commodity Account or Securities Account of the Borrower or any of its Subsidiaries that (i) is used exclusively for payroll, payroll tax, withholding tax and other employee wage and benefit payments; provided that the funds on deposit in such deposit accounts will at no time exceed the actual payroll, payroll taxes, withholding taxes and other employee wage and benefit payments then owing for the immediately succeeding payroll period (or greater amount to the extent required by Applicable Law), (ii) is used exclusively as trust accounts, escrow accounts and other accounts used for holding assets of non-affiliated third parties (and only to the extent of such amounts), or (iii) individually holds funds (or Cash Equivalents) on deposit not to exceed $10,000,000 and, when taken together with all other “Excluded Accounts” identified pursuant to this clause (iii), holds not more than $15,000,000 in the aggregate; provided that if the amount on deposit in such accounts, individually or in the aggregate, exceeds the limits set forth in this clause (iii) as a result of remittance from one more Account Debtors, such excess shall not cause such account to cease to be an Excluded Account so long as such excess is transferred to an account subject to a Control Agreement within five (5) Business Days of such remittance.
“Excluded Subsidiary” is (a) any Immaterial Subsidiary, (b) any Subsidiary of the Borrower to the extent that the burden or cost (including any potential tax liability) of obtaining a guarantee therefrom outweighs the benefit afforded thereby as reasonably determined by Borrower and Agent, (c) any Disregarded Domestic Persons, (d) any Subsidiary that is a CFC, or (e) any not-for-profit subsidiary or captive insurance subsidiary, in each case other than any Subsidiary that is a Loan Party under (and as defined in) the Revolving Credit Agreement or the other Loan Documents referred to (and as defined) therein.
“Excluded Taxes” is any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Term Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Term Loan Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.06, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.06(d), and (d) any withholding Taxes imposed under FATCA.

“Existing Convertible Debt” is the unsecured Indebtedness issued by the Borrower pursuant to the Existing Convertible Debt Documents. As of the Closing Date, the aggregate outstanding principal amount of the Existing Convertible Debt is $93,800,000.
“Existing Convertible Debt Documents” is that certain Indenture, dated as of November 24, 2020, between the Borrower and Wells Fargo.
“Existing Convertible Debt Maturity Date” is November 15, 2025.
“FATCA” is Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCPA” is defined in Section 4.16(b).
“Federal Funds Rate” is, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.
“Federal Reserve Board” is the Board of Governors of the Federal Reserve System of the United States.
“Fee Letter” is that certain Fee Letter, dated as of the Closing Date, between the Borrower and the Lender, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Financial Officer” is, as to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.
“Finished Goods Inventory” is first quality finished goods owned by the Borrower held for sale in the ordinary course of Borrowers' business.
“Foreign Lender” is a Lender that is not a U.S. Person.
“Foreign Subsidiary” is any direct or indirect Subsidiary of the Borrower that is organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.
“GAAP” is, subject to Section 1.03, United States generally accepted accounting principles as in effect as of the date of determination thereof.
“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantor” is (a) each Person that guaranties all or a portion of the Obligations, including any Person that is a "Guarantor" under the Guaranty and Security Agreement, and (b) each other Subsidiary of Borrower or another Loan Party that is required to execute and deliver a joinder to this Agreement pursuant to Section 5.12.
“Guaranty and Security Agreement” is a guaranty and security agreement, dated as of the date hereof, in form and substance reasonably satisfactory to the Agent, executed and delivered by each of the Loan Parties in favor of the Agent.
“Hazardous Materials” is all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and other substances or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.
“Immaterial Subsidiary” is any Subsidiary of the Borrower that (a) (i) owns less than 2.5% of the Consolidated Total Assets of the Borrower and its Subsidiaries or (ii) generates less than 2.5% of the Consolidated Revenue of the Borrower and its Subsidiaries and (b) does not own or exclusively license any Intellectual Property material to the business of the Borrower and its Subsidiaries, provided that taken as a whole, Immaterial Subsidiaries may not (i) own more than 5.0% of the Consolidated Total Assets of the Borrower and its Subsidiaries or (ii) generate more than 5.0% of the Consolidated Revenue of the Borrower and its Subsidiaries, provided that, solely with respect to Foreign Subsidiaries, intangible assets (other than Intellectual Property) owned by such Subsidiary shall be disregarded in determining whether any Subsidiary is an Immaterial Subsidiary.
“Immediate Family” of a natural person is such person's spouse, children, siblings, parents, mother-in-law and father-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law.
“Indebtedness” is, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)all direct or contingent obligations of such Person arising under or in respect of (i) letters of credit (including standby and commercial), bankers’ acceptances, demand guarantees and similar independent undertakings and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;
(c)net obligations of such Person under any swap contract or other hedging arrangement;
(d)all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business not more than 60 days past due, and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses of Intellectual Property);
(e)indebtedness (excluding prepaid interest thereon) or other obligations secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness or other obligation shall have been assumed by such Person or is limited in recourse;
(f)(x) all capital lease obligations of such Person and (y) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off-balance sheet financing product of such Person;
(g)all obligations of such Person under any Equity Interests that, by their terms (or the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than into common stock), (ii) is redeemable at the option of the holder thereof, in whole or in part, (iii) provides for scheduled payments of dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests (other than common stock), in each case, prior to the date that is one-hundred eighty (180) days after the Maturity Date;
(h)any advances under any factoring arrangement and any indebtedness under any sale leaseback financing; and
(i)all guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless and solely to the extent such Indebtedness is expressly made non-recourse to such Person. The amount of any Indebtedness of any Person for purposes of clause (e) above that is expressly made non-recourse or limited recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (i) the aggregate principal amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.
“Indemnified Taxes” are (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” is defined in Section 9.03.
“Information” is defined in Section 9.09.
“Insolvency Proceeding” is any proceeding commenced by or against any Person or entity under any Debtor Relief Law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Intellectual Property” is defined in the Guaranty and Security Agreement.

“Intercompany Subordination Agreement” is an intercompany subordination agreement, dated as of the date of this Agreement, executed and delivered by each Loan Party, each Subsidiary of a Loan Party from time to time party thereto, and Agent, the form and substance of which is reasonably satisfactory to Agent.
“Intercreditor Agreement” is that certain Intercreditor Agreement, dated as of the date hereof, by and among the RCF Agent, the Agent and the Borrower, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“Interest Election Request” is a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05, which shall be in such form as the Agent may approve.
“Interest Payment Date” is, (a) as to any ABR Loan, the last Business Day of each March, June, September and December and the Maturity Date, and, (b) as to any SOFR Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three month intervals after the first day of such Interest Period, and the Maturity Date.
“Interest Period” is, as to any Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one or three months thereafter (in each case, subject to the availability thereof), as specified in the applicable Borrowing Notice or Interest Election Request; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 2.11(d) shall be available for specification in such Borrowing Notice or Interest Election Request. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing.
“Internal Rate of Return” is, as of any date of determination, the nominal effective compounded rate of return on the aggregate principal amount of the Loan made to the Borrower on the Closing Date, which shall be calculated on the basis of the actual cash flows received by Lender in respect of (i) any prepayment or repayment of principal of the Loan (whether mandatory or optional), (ii) the aggregate amount of upfront fees (or original issue discount) paid to the Lender in respect of the Loan on the Closing Date pursuant to the Fee Letter and (iii) the aggregate amount of interest paid to the Lender under this Agreement in respect of the Loan from the Closing Date until Payment in Full. For purposes of this Agreement, internal rate of return shall be calculated using the NOMINAL XIRR function in Microsoft Excel (or, if such function is no longer available, a substantially similar method), based on the dates and amounts of all applicable cash flows to and from the Lender in respect of the Loans. The calculation shall be made in U.S. dollars, on a pre-tax basis and the Lender’s calculation shall be binding.
“Inventory” is inventory (as that term is defined in the UCC).
“Investment” is, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs Indebtedness of the type referred to in clause (i) of the definition of “Indebtedness” in respect of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto.
“IRS” is the United States Internal Revenue Service.
“Key Shareholder” is (a) Nicholas Woodman and his estate, spouse, heirs and descendants, (b) the Immediate Family of any natural person referred to in clause (a), (c) the Woodman Family Trust under Trust Agreement dated March 11, 2011, and any other trust established for the benefit of any of the foregoing or any charitable trust or foundation established by any of the foregoing, and the respective trustees, fiduciaries and beneficiaries of any such trust or foundation acting in such capacity and (d) any corporation, limited partnership, limited liability company or other entity Controlled by any of the foregoing.
“Laws” is, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” is defined in the preamble hereof and for purposes of this Agreement, includes Lender’s Affiliates.
“Lender Entities” is defined in Section 9.09.
“Lender Expenses” are all reasonable documented out-of-pocket costs, fees, expenses and disbursements incurred by any Secured Party and their Affiliates and representatives (including the reasonable documented fees, charges and disbursements of counsel for any Secured Party), and all fees and time charges and disbursements for attorneys who may be employees of any Secured Party, in connection with (a) the preparation, negotiation, execution, delivery, and administration of this Agreement and the other Loan Documents, or any amendment, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) auditors, accountants, appraisers, consultants, advisors and agents employed or retained by any Secured Party and its counsel in connection with this Agreement or any other Loan Document, and (c) the enforcement or protection of its rights (i) in connection with this Agreement and the other Loan Documents, or (ii) in connection with the Loans made hereunder, including (1) its rights under Section 9, (2) enforcement of the Guaranty and Security Agreement, (3) in connection with any refinancing or restructuring of the Obligations and the other credit or financing arrangements provided or otherwise contemplated hereunder or under any other Loan Document in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings, and (4) the protection, preservation or preparation or marketing for sale or disposition of all or any part of the Collateral or any realization of the Collateral, in each case, including all such out-of-pocket costs, fees, expenses and disbursements incurred, whether before or after a Default or Event of Default, acceleration or Insolvency Proceeding has occurred under any of the Loan Documents.
“License” is defined in the Guaranty and Security Agreement.
“Lien” is any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement or license of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Liquidity” is, as of any date of determination, the sum of (a) Availability (as defined in the Revolving Credit Agreement as in effect on the date hereof) on such date plus (b) the aggregate amount of Qualified Cash held by the Borrower and its Subsidiaries as of such date.
“Liquidity Covenant Transition Date” is the first date on which the Borrower shall have delivered the financial statements required pursuant to Section 5.01(a) or Section 5.01(b), as applicable, and a related Compliance Certificate pursuant to Section 5.01(d), showing that EBITDA for the period of four consecutive fiscal quarters ending on the last day of the fiscal period covered by such financial statements equals or exceeds $30,000,000.
“Litigation Financing Lien” is any Lien over license fees or royalties resulting from litigation financed by Indebtedness permitted under clause (l) of the definition of “Permitted Indebtedness”.
“Loan” is a loan made under Section 2 in the form of a Term Loan.
“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents, instruments, and agreements related to or executed in connection with this Agreement, the Guaranty and Security Agreement, the Dutch Security Documents, the UK Security Documents, the Intercreditor Agreement, the Fee Letter, the Agent Fee Letter, the Perfection Certificate, the Intercompany Subordination Agreement, any other subordination agreement, any pledge and/or security agreement, any note, or notes or guaranties in each case executed by a Loan Party or Subsidiary, and any other present or future agreement by any Loan Party or Subsidiary with or for the benefit of any Secured Party in connection with this Agreement, each as amended, restated, or otherwise modified.
“Loan Party” is the Borrower and each other Guarantor.
“Margin Stock” is defined in Section 4.09(d).
“Material Adverse Effect” is (a) a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent), or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) a material adverse effect on (i) the ability of the Borrower or any Subsidiary to pay or perform its payment Obligations, (ii) the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary of any Loan Document to which it is a party or (iii) the rights, remedies and benefits available to, or conferred upon, Lender under any Loan Documents; or (c) a material impairment in the perfection or priority of Agent’s Lien on or in the Collateral or in the value of such Collateral.

“Material Contract” is (a) (i) that certain Global Supply Agreement dated as of February 12, 2014, among the Dutch Subsidiary and Jabil Circuit, Inc. and (ii) that certain Design Services Agreement dated as of February 12, 2014 between Borrower and Jabil Circuit, Inc., (b) that certain Contract Manufacturing Agreement, dated as of May 5, 2022, by and between Borrower and Chicony Electronics Co. Ltd., as amended by that Amendment No. 1 to the Contract Manufacturing Agreement, dated as of August 28, 2023, (c) all other contracts or agreements of Borrower or any Subsidiary, the loss of which could reasonably be expected to result in a Material Adverse Effect, (e) any other Material Contract (as defined in the Revolving Credit Agreement) and (e) the Revolving Credit Agreement and the Loan Documents referred to (and as defined) therein.
“Material Foreign Subsidiary” is each first tier Foreign Subsidiary of a Subsidiary that, individually or together with its consolidated Subsidiaries (i) owns at least 10% of the consolidated total assets of the Borrower and its Subsidiaries, or (ii) generates at least $10,000,000 of revenues.
“Maturity Date” is January 22, 2028.
“Maximum Rate” is defined in Section 9.18.
“Minimum EBITDA Adjustment Amount” is, as of the date of any Tariff Reduction Event and for any period of four consecutive fiscal quarters, an amount equal to the product of (a) $5,000,000, multiplied by (b) the number of full fiscal quarters occurring in calendar year 2026 that are contained in such four-quarter period, multiplied by (c) an amount (expressed as a percentage) equal to (x) the number of days remaining in such four-quarter period as of (and excluding) the date of such Tariff Reduction Event, divided by (y) the total number of days in such four-quarter period.
“Minimum EBITDA (Q1) Amount” is negative $12,500,000; provided that if a Tariff Reduction Event occurs with respect to both the Tariff Rate (Malaysia) and the Tariff Rate (Thailand) on or prior to March 31, 2026, then the “Minimum EBITDA (Q1) Amount” shall be the sum of (i) negative $12,500,000 plus (ii) the Minimum EBITDA Adjustment Amount for the period of four consecutive fiscal quarters ending on March 31, 2026.
“Minimum EBITDA (Q2) Amount” is zero; provided that if a Tariff Reduction Event occurs with respect to both the Tariff Rate (Malaysia) and the Tariff Rate (Thailand) on or prior to June 30, 2026, the “Minimum EBITDA (Q2) Amount” shall be the Minimum EBITDA Adjustment Amount for the period of four consecutive fiscal quarters ending on June 30, 2026.
“Minimum EBITDA (Q3) Amount” is $25,000,000; provided that if a Tariff Reduction Event occurs with respect to both the Tariff Rate (Malaysia) and the Tariff Rate (Thailand) on or prior to September 30, 2026, the “Minimum EBITDA (Q3) Amount” shall be the lesser of (x) $30,000,000 and (y) the sum of (i) $25,000,000 plus (ii) the Minimum EBITDA Adjustment Amount for the period of four consecutive fiscal quarters ending on September 30, 2026.
“MNPI” is material non-public information with respect to the Borrower or its Subsidiaries or any of their respective securities for purposes of United States federal and state or foreign securities laws.
“MOIC Premium” is, as of any date of determination, an amount equal to (a) the product of (i) the aggregate principal amount of the Loan made to the Borrower on the Closing Date multiplied by (ii) 1.30, minus (b) the sum of (i) the aggregate amount of upfront fees (or original issue discount) paid to the

Lender in respect of the Loan on the Closing Date pursuant to the Fee Letter plus (ii) the aggregate amount of interest paid to the Lender under this Agreement in respect of the Loan on or prior to such date.
“Multiemployer Plan” is any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years has made or been obligated to make contributions, or has any liability.
“Multiple Employer Plan” is a Plan with respect to which Borrower or any ERISA Affiliate is a contributing sponsor, and that has two or more contributing sponsors at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Book Value” is the book value of the applicable assets as shown on Borrower’s and its Subsidiaries’ financial statements as determined in accordance with GAAP.
“Obligations” are all advances to, and debts, liabilities, obligations, covenants and duties of, Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower or any Affiliate thereof of any proceeding during the pendency of any Insolvency Proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, prepayment premium, indemnities and other amounts payable by Borrower under any Loan Document, and (b) the obligation of Borrower to reimburse any amount in respect of any of the foregoing that Agent, in its sole discretion, may elect to pay or advance on behalf of Borrower. For the avoidance of doubt, it is understood and agreed that, to the extent received prior to Maturity Date, the Applicable Premium shall be presumed to be the liquidated damages sustained by the Lender as a result of the prepayment or early termination (as applicable) of the Term Loan and the Loan Parties agree that such amounts owed pursuant to Section 2.04(c) shall constitute Obligations for all purposes of the Loan Documents.
“Other Connection Taxes” are, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” are all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Outbound Investment Rules” are the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, as codified at 31 C.F.R. § 850.101 et seq.
“Participant Register” is defined in Section 9.02(c).

“PATRIOT Act” is the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Payment in Full” is (a) the termination of Lender’s commitment to make a Loan hereunder and (b) the payment (or repayment, as applicable) in full in cash of (i) the entire outstanding principal amount of the Loan, together with accrued and unpaid interest thereon, (ii) all accrued and unpaid fees under the Loan Documents, if any, (iii) all Lender Expenses, and (iv) all other outstanding Obligations (other than inchoate indemnity obligations and other obligations extending beyond maturity that have been cash collateralized in an amount and manner satisfactory to Lender or otherwise subject to arrangements satisfactory to Lender), including the Applicable Premium. “Paid in Full” has a corresponding meaning.
“Payment Notice” is a notice by Borrower to prepay Loans, which in each case shall be in such form as Agent may approve and signed by a Responsible Officer.
“PBGC” is the Pension Benefit Guaranty Corporation.
“Pension Funding Rules” are the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” is any employee pension benefit plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Perfection Certificate” is defined in Section 4.03.
“Permitted Acquisition” means any acquisition by a Person or its Subsidiaries of all or substantially all of the Equity Interests or property of another Person so long as:
(a)no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed acquisition on a pro forma basis and the proposed acquisition is consensual;
(b)no Indebtedness or Liens will be incurred, assumed, or would exist with respect to the Borrower or its Subsidiaries or any of their respective assets as a result of such acquisition;
(c)the assets being acquired or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of the Borrower and its Subsidiaries or a business reasonably related, incidental or ancillary thereto; and
(d)the total cash (or Cash Equivalents) consideration for all such acquisitions does not exceed, in the aggregate, $1,000,000.
“Permitted Dispositions” is:
(a)sales, abandonment, or other dispositions of equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of real property not useful in the conduct of the business of the Borrower and its Subsidiaries;

(b)sales of Inventory to buyers in the ordinary course of business;
(c)the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;
(d)the licensing, on a non-exclusive basis, of any Intellectual Property in the ordinary course of business, that does not prevent the Borrower or any of its Subsidiaries from granting similar licenses to others and does not prohibit or restrict Borrower’s or any of its Subsidiaries’ use of such Intellectual Property;
(e)the granting of Permitted Liens (other than clause (m) of the definition thereof);
(f)the sale or discount, in each case without recourse, of Accounts, but only in connection with the compromise or collection thereof in the ordinary course of business (and not for financing purposes);
(g)any involuntary loss, damage or destruction of property;
(h)any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;
(i)the leasing or subleasing of assets of the Borrower or its Subsidiaries in the ordinary course of business, or consisting of leased real property that is no longer necessary (as determined in good faith by Borrower);
(j)the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower;
(k)the sale or other disposition of any Intellectual Property, or the lapse or abandonment of any registered or applied for Intellectual Property, of the Borrower or any of its Subsidiaries, in each case, that is no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries, as determined by the Borrower in its reasonable business judgment;
(l)the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement;
(m)the making of Permitted Investments (other than clause (e) of the definition thereof);
(n)so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets (i) from the Borrower or any of its Subsidiaries to a Loan Party, and (ii) from any Subsidiary of any Loan Party that is not a Loan Party to any other Subsidiary of any Loan Party,
(o)dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property; provided, that to the extent the property being transferred constitutes Collateral, such replacement property shall constitute Collateral,

(p)sales, transfers or other dispositions of Accounts pursuant to the Best Buy Factoring Facility; provided that such sales, transfers and other dispositions shall be made for at least 75% cash consideration;
(q)the unwinding of any swap contract or other hedging arrangement; and
(r)sales or dispositions of fixed assets (including intangible property related to such fixed assets) not otherwise permitted in clauses (a) through (p) above so long as made at fair market value and the aggregate fair market value of all assets disposed of (including the proposed disposition) would not exceed $10,000,000 and at least 75.0% of the consideration for such sale or disposition of fixed assets shall consist of cash or Cash Equivalents.
“Permitted Holder” is (i) the Key Shareholder and (ii) the Lender (or any of its Affiliates).
“Permitted Indebtedness” is:
(a)Borrower’s Obligations under this Agreement and the other Loan Documents;
(b)Indebtedness existing on the Closing Date and set forth on Schedule 6.01 (other than any Indebtedness described in clauses (g) or (h) below), and any Refinancing Indebtedness in respect of any such Indebtedness;
(c)unsecured Subordinated Debt in an aggregate outstanding principal amount not to exceed $5,000,000 at any time and that (x) bears interest at a rate per annum not to exceed 12.00%, (y) has no required amortization or other repayment of principal prior to maturity and (z) matures no earlier than six months after the Maturity Date;
(d)unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
(e)Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
(f)Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect thereof;
(g)Indebtedness under the First Lien Documents (as defined in the Intercreditor Agreement), and any Refinancing Indebtedness in respect thereof, in each case in an aggregate principal amount not exceeding the First Lien Cap (as defined in the Intercreditor Agreement);
(h)until the Existing Convertible Debt Maturity Date, the Existing Convertible Debt;
(i)Indebtedness consisting of (i) guarantees, performance bonds and letters of credit incurred in the ordinary course of business with respect to surety bonds, performance bonds, bid bonds, completion guarantee and similar obligations, or with respect to workers’ compensation, unemployment insurance, other social security laws and health, disability or other employee benefits, casualty or liability insurance, trade contracts (other than for payment of Indebtedness), leases, statutory obligations and obligations to customs authorities; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of the Borrower or any one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness;

(j)Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, or commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”);
(k)Permitted Intercompany Advances;
(l)unsecured (other than with respect to proceeds of such litigation and any Litigation Financing Liens in respect thereof) Indebtedness incurred in connection with litigation brought by the Borrower or any Subsidiary thereof (as plaintiff, or in a counterclaim) to the extent (i) recourse is limited solely to (x) the proceeds received from any settlement amounts or a final judgment in such litigation and (y) the license fees or royalties subject to the applicable Litigation Financing Lien, (ii) the aggregate principal amount of such Indebtedness does not exceed $5,000,000 outstanding at any time, (iii) the stated maturity date of such Indebtedness is later than the Maturity Date and (iv) the weighted average life to maturity (calculated in a customary manner satisfactory to Agent) is not shorter than that of the Loan; and
(m)Indebtedness (including guarantees) arising as a result of a fiscal unity (fiscale eenheid) for Dutch tax purposes between Loan Parties only); and
(n)Indebtedness incurred under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) used for the purpose of section 2:403 of the Dutch Civil Code (Burgerlijk Wetboek) (and any residual liability (overblijvende aansprakelijkheid) under such declaration arising pursuant to section 2:404, paragraph 2, of the Dutch Civil Code) and issued by any Loan Party in respect of another Loan Party.
“Permitted Intercompany Advances” are loans made by (a) a Loan Party to another Loan Party, (b) a Subsidiary of a Loan Party that is not a Loan Party to another Subsidiary of a Loan Party that is not a Loan Party, (c) a Subsidiary of a Loan Party that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, and (d) a Loan Party to a Subsidiary of a Loan Party that is not a Loan Party so long as (i) the aggregate amount of all such loans (by type, not by the borrower) does not exceed $8,000,000 outstanding at any one time, and (ii) at the time of the making of such loan, no Event of Default has occurred and is continuing or would result therefrom
“Permitted Investments” are:
(a)Investments (including Subsidiaries) existing on the Closing Date and forth on Schedule 4.18 or Schedule 6.07;
(b)Investments consisting of Cash Equivalents made in the ordinary course of business of the Borrower and its Subsidiaries;
(c)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Borrower and its Subsidiaries’ business;
(d)Investments consisting of Deposit Accounts in which Agent has a perfected security interest to the extent in compliance with the terms hereof (including Section 6.17);
(e)Investments accepted in connection with Permitted Dispositions (other than clause (m) of the definition thereof);

(f)Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 6.03 of this Agreement, so long as such transaction is otherwise a Permitted Investment;
(g)Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business in an aggregate amount not to exceed the Threshold Amount at any time outstanding, and (ii) loans to employees, officers or directors in an aggregate amount not to exceed the Threshold Amount at any time outstanding relating to the purchase of equity securities of the Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved in good faith by Borrower’s board of directors (or other equivalent governing body of Borrower);
(h)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(i)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of the Borrower or any Subsidiary in any Subsidiary;
(j)Permitted Acquisitions;
(k)Investments in the form of unsecured guarantees of obligations of Subsidiaries that are not Loan Parties that do not constitute Indebtedness, not to exceed $5,000,000 in the aggregate at any one time;
(l)Investments in the form of capital contributions and the acquisition of Equity Interests made by any Loan Party in any other Loan Party (other than capital contributions to or the acquisition of Equity Interests of Borrower);
(m)equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement, as may be otherwise required by applicable law, or to avoid any material adverse tax consequence;
(n)Investments in a Loan Party, or by a Subsidiary of the Borrower that is not a Loan Party in any Subsidiary of the Borrower; provided that any such Investments in the form of Indebtedness shall only be permitted to the extent constituting Permitted Intercompany Advances as contemplated by clause (o) of this definition;
(o)Permitted Intercompany Advances;
(p)advances made in connection with purchases of goods or services in the ordinary course of business; and
(q)deposits of cash made in the ordinary course of business to secure performance of operating leases.
“Permitted Liens” are:

(a)Liens existing on the Closing Date and set forth on Schedule 6.02, other than any Liens described in clause (c) below; provided, that to qualify as a Permitted Lien under this clause (a), any such Lien set forth on Schedule 6.02 shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof;
(b)Liens arising under this Agreement and the other Loan Documents;
(c)Liens on Collateral securing Indebtedness permitted pursuant to clause (g) of the definition of “Permitted Indebtedness” that are at all times subject to the Intercreditor Agreement;
(d)Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which the Borrower and its Subsidiaries maintain adequate reserves; provided the same have no priority over any of Agent’s security interests;
(e)purchase money Liens on fixed assets or the interests of lessors under capital leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the fixed asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the fixed asset purchased or acquired or any Refinancing Indebtedness in respect thereof;
(f)Liens that are replacements of other Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness;
(g)deposits under worker’s compensation, unemployment insurance, social security and other similar Laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or Environmental Laws) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds, all in the ordinary course of the Borrower or any of its Subsidiaries’ business;
(h)Liens in favor of other financial institutions arising in connection with the Borrower or its Subsidiaries’ Deposit Accounts held at such institutions to secure standard fees for deposit services charged by, but not financing made available by such institutions; provided that Agent has a perfected security interest in the amounts held in such Deposit Accounts;
(i)statutory or common law (non-contractual) Liens of landlords;
(j)Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens secure liabilities in the aggregate amount not to exceed the Threshold Amount and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(k)leases or subleases of real property granted in the ordinary course of the Borrower or its Subsidiaries’ business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of the Borrower or its Subsidiaries’ business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Agent a security interest therein;
(l)non-exclusive licenses of Intellectual Property granted in the ordinary course of business of the Borrower and its Subsidiaries (or, if referring to another Person, in the ordinary course of such Person’s business), if the licenses do not prohibit any Loan Party granting Agent a security interest therein;
(m)Liens that constitute Permitted Dispositions (other than clause (e) of the definition thereof);
(n)Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Section 7.03 or Section 7.06;
(o)bankers liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business;
(p)sales, transfers or other dispositions of Accounts pursuant to the Best Buy Factoring Facility, and any Liens on payments due thereunder representing holdback reserves for returns and chargebacks;
(q)Litigation Financing Liens;
(r)in connection with any bank account held in the Netherlands, Liens arising under clause 24 or 25 of the general banking conditions (algemene bankvoorwaarden) of any member of the Dutch Banking Association; and
(s)Liens or guarantees arising in respect of (i) any Dutch fiscal unity (fiscale eenheid) for Dutch corporate income tax or turnover tax purposes provided that such fiscal unity is formed solely of Loan Parties, and (ii) any 403-declaration by a parent company in respect of indebtedness of a subsidiary under article 2:403 et seq. of the Dutch Civil Code provided that such declaration is only made in respect of subsidiaries which are Loan Parties.
“Permitted Prior Liens” are Liens of the type described in clauses (c), (e), (g), (j) and (p) of the definition of “Permitted Liens”.
“Permitted Purchase Money Indebtedness” is, as of any date of determination, Indebtedness (other than the Obligations or any Indebtedness under the Revolving Credit Agreement, but including capital lease obligations), incurred after the Closing Date and at the time of, or within 90 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of $5,000,000.
“Person” is any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” is any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of Borrower or any Subsidiary, or any such plan to which Borrower or any Subsidiary is required to contribute on behalf of any of its employees or with respect to which Borrower has any liability.

“Platform” is defined in Section 9.09.
“Prime Rate” is the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to provide such rate, another national publication selected by Agent.
“Protected CFC” is a CFC all of whose United States shareholders within the meaning of Section 951(b) of the Code are domestic C-corporations which are eligible to deduct 100% of the dividends and Code Section 956 inclusions from such CFC pursuant to Section 245A of the Code and Treasury Regulation Section 1.956-1.
“Protected Person” is defined in Section 9.17.
“Public Lender” is defined in Section 9.09.
“Qualified Cash” is as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries that is in Deposit Accounts (other than the Specified Deposit Account) or in Securities Accounts, or any combination thereof, located within the United States and which are the subject of Control Agreements. If, as of any date of determination, the amount of Qualified Cash (i) exceeds $50,000,000, Qualified Cash shall be deemed to equal 100% of the amount of such Qualified Cash, or (ii) is equal to or less than $50,000,000, Qualified Cash shall be deemed to equal the sum of (x) 100% of the amount of Qualified Cash held in Deposit Accounts and Securities Accounts that is held as cash, and (y) for each investment category set forth in the table below, the amount of Qualified Cash held in such investment category, multiplied the applicable percentage set forth opposite the applicable investment category in the table below (and, for any investment category not set forth below, the applicable percentage for such investment category shall be deemed to be equal to 0%):

Investment Category	Investment Category Applicable
US Government Obligations
US Treasuries ≤ 5 Years to maturity 90%	90%
US Treasuries > 5 Years to maturity 80%	80%
Money Market Funds
Cash held in Brokerage Account	100%
Certificate of Deposit (Wells Fargo)	100%
Certificate of Deposit (Non-Wells Fargo)	85%
Commercial Paper	80%
Investment Grade Corporate Debt
Commercial Paper / Note / Bonds ≤ 5 Years to maturity	80%
Commercial Paper / Note / Bonds > 5 Years to maturity	70%
Municipal Debt
Notes / Bonds	80%
Variable-Rate Demand Notes	0%

“RCF Agent” is Wells Fargo, as administrative agent for each member of the lender group and the bank product providers under the Revolving Credit Agreement, and its successors and assigns, together with any replacement or successor agent thereunder or under any Refinancing Indebtedness in respect thereof.
“Recipient” is (a) the Agent or (b) any Lender, as applicable.
“Refinancing Indebtedness” is (i) solely in the case of a refinancing, renewal or extension of the Revolving Credit Agreement or the Indebtedness thereunder, such refinancing, renewal or extension constitutes a Refinancing under (and as defined in) the Intercreditor Agreement (and, for the avoidance of doubt, is permitted under Section 5.3(a) of the Intercreditor Agreement), and (ii) with respect to any other Indebtedness:
(a)such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto;
(b)such refinancings, renewals, or extensions do not result in a shortening of the final stated maturity or the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended;
(c)if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness;
(d) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended;
(e)if the Indebtedness that is refinanced, renewed or extended was unsecured, such refinancing, renewal or extension shall be unsecured; and
(f)if the Indebtedness that is refinanced, renewed, or extended was secured, (i) such refinancing, renewal, or extension shall be unsecured or secured by substantially the same or less collateral as secured such refinanced, renewed or extended Indebtedness on terms (including intercreditor terms) no less favorable to the Secured Parties and (ii) the Liens securing such refinancing, renewal or extension shall not have a priority more senior than the Liens securing such Indebtedness that is refinanced, renewed or extended.
“Register” is defined in Section 9.21.
“Related Parties” is, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, brokers, trustees, administrators, managers, advisors and representatives, including accountants, auditors and legal counsel of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means the Federal Reserve Board, or a committee officially endorsed or convened by the Federal Reserve Board, or any successor thereof.

“Reportable Event” is any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
“Resignation Effective Date” is defined in Section 11.06(a).
“Responsible Officer” is, (a) the chief executive officer, president, executive vice president or a Financial Officer of Borrower, (b) solely for purposes of the delivery of incumbency certificates and certified organizational documents and resolutions delivered under the Loan Documents, any vice president, secretary or assistant secretary of Borrower and (c) solely for purposes of Payment Notices, Borrowing Notices, prepayment notices, and any reduction or increase of commitments to the extent permitted hereunder, any other officer or employee of Borrower so designated from time to time by one of the officers described in clause (a) in a notice to Agent (together with evidence of the authority and capacity of each such Person to so act in form and substance satisfactory to Agent). Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower.
“Restricted Payment” is any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s shareholders, partners or members (or the equivalent Persons thereof).
“Retained Excess Cash Flow” is, for any fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2025), the amount by which Excess Cash Flow for such fiscal year exceeds the amount that Borrower is required to apply (and actually applies) in prepayment of the Loan pursuant to Section 2.05(c)(iii).
“Revolving Credit Agreement” is that certain Credit Agreement dated as of January 22, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) by and among the Borrower, the lenders party thereto and the RCF Agent, as administrative agent for each member of the lender group and the bank product providers contemplated thereby.
“Sanctioned Person” is defined in Section 4.16(a).
“Sanctions” is defined in Section 4.16(a).
“SEC” is the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Parties” is the collective reference to the Agent and the Lender.
“SOFR” is a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” is the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Borrowing” is, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” is a Loan that bears interest at a rate based on Term SOFR.
“Solvent” is, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Deposit Account” is a specified Deposit Account of the Borrower maintained at Wells Fargo that is subject to a Control Agreement pursuant to which Agent (or the RCF Agent in accordance with the Intercreditor Agreement) has exclusive dominion and control.
“Subordinated Debt” is any unsecured indebtedness incurred by any Loan Party (other than any Permitted Intercompany Advances) that is at all times subordinated in right of payment to the Obligations pursuant to subordination arrangements in form and substance satisfactory to Lender.
“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” shall refer to a Subsidiary of the Borrower.
“Tariff Adjustment” is, as of any date, the aggregate amount by which the Minimum EBITDA (Q1) Amount, the Minimum EBITDA (Q2) Amount or the Minimum EBITDA (Q3) Amount would have increased pursuant to the respective definition thereof if a Tariff Reduction Event had occurred with respect to both the Tariff Rate (Malaysia) and the Tariff Rate (Thailand) on or prior to such date.
“Tariff Rate (Malaysia)” is, with respect to any product, part or other item imported into the United States for use in the business or operations of the Borrower or any Subsidiary, the ad valorem rate of customs duty, expressed as a percentage of the customs value, set forth in the Harmonized Tariff Schedule of the United States (or any successor schedule) that applies at the time of importation to goods the country of origin of which is Malaysia, as determined under applicable U.S. rules of origin. For the avoidance of doubt, “Tariff Rate (Malaysia)” excludes any special, additional or punitive duties (including antidumping or countervailing duties), and any fees, charges or taxes (including merchandise processing fees, harbor maintenance taxes or similar charges), unless expressly stated to be included.
“Tariff Rate (Thailand)” is, with respect to any product, part or other item imported into the United States for use in the business or operations of the Borrower or any Subsidiary, the ad valorem rate of customs duty, expressed as a percentage of the customs value, set forth in the Harmonized Tariff Schedule of the United States (or any successor schedule) that applies at the time of importation to goods the country of origin of which is the Kingdom of Thailand, as determined under applicable U.S. rules of origin. For the avoidance of doubt, “Tariff Rate (Thailand)” excludes any special, additional or punitive duties (including antidumping or countervailing duties), and any fees, charges or taxes (including merchandise processing fees, harbor maintenance taxes or similar charges), unless expressly stated to be included.
“Tariff Reduction Event” is the date that is 60 days after the reduction of the Tariff Rate (Malaysia) or the Tariff Rate (Thailand), as applicable, to a level that is 10% or lower.
“Taxes” are all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” is defined in Section 2.01(a)(i).
“Term Loan Commitment” is the Lender’s obligation to make a Term Loan to the Borrower on the Closing Date pursuant to Section 2.01(a) in an aggregate principal amount not to exceed $50,000,000.
“Term SOFR” is,
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day;
provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Term SOFR Floor, then Term SOFR shall be deemed to be the Term SOFR Floor.

“Term SOFR Adjustment” is (i) with respect to an Interest Period of one month, a percentage equal to 0.10% per annum and (ii) with respect to an Interest Period of three months, a percentage equal to 0.15% per annum.
“Term SOFR Administrator” is CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).
“Term SOFR Floor” is 3.50% per annum.
“Term SOFR Reference Rate” is the forward-looking term rate based on SOFR.
“Threshold Amount” is $5,000,000.
“Total Leverage Ratio” is, as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date to (b) EBITDA for the period of the four fiscal quarters most recently ended.
“Trade Secrets” are defined in the Guaranty and Security Agreement.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Term SOFR or ABR.
“UCC” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided that, to the extent that the UCC is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further that in the event that, by reason of mandatory provisions of Law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
“UK Security Documents” are the Second Ranking Book Debts and Account Charge, dated as of the date hereof, by Borrower in favor of Agent, and the Charged Accounts Notice related thereto.
“U.S. Government Securities Business Day” is any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” is any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” is defined in Section 2.06(d)(iii).
“USD Benchmark” means, Term SOFR or ABR. Any reference to “USD Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Wells Fargo” is Wells Fargo Bank, National Association.
“Wholly-Owned Subsidiary” is any Subsidiary all the Equity Interests in which are owned, directly or indirectly, by Borrower.
“Withholding Agent” is Borrower and Agent.
1.02.Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or” is not exclusive. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any Law or regulation herein shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (h) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”, and (h) unless the context requires otherwise, any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition.
1.03.Accounting Terms; Changes in GAAP.
(a)Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP. Financial statements and other information required to be delivered by Borrower to Agent pursuant to Sections 5.01(a), 5.01(b) and 5.01(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. The term “financial statements” shall include the accompanying notes and schedules. For purposes of this Agreement and the other Loan Documents, the determination of whether a lease is required to be classified and accounted for as a capital lease on the balance sheet of any Person shall be made by reference to GAAP prior to the adoption of ASC 842 (or equivalent) and any change in GAAP as a result of the adoption of ASC 842 (or equivalent) that results in any lease which is, or would be, classified as an operating lease under GAAP prior to the adoption of ASC 842 (or equivalent) being classified as a capital lease under revised GAAP shall be disregarded for purposes of all financial covenant, basket amounts, ratios and all other purposes contained herein or in any other Loan Documents, regardless of whether such lease is entered into, or acquired or assumed, before or after the effective date of ASC 842 (or equivalent).
(b)Changes in GAAP. If Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
1.04.Divisions. For all purposes hereunder and under the other Loan Documents, if in connection with any division or plan of division under Delaware Law (or any comparable event under a different jurisdiction’s Laws): (a) any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) any new Person comes into existence, such new Person shall be deemed to have been organized by the holders of its Equity Interests at such time. Any reference in any Loan Document to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person under the Loan Documents (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person) on the first date of its existence.
1.05.Dutch Terms. In each Loan Document, where it relates to a Dutch person or the context so requires, a reference to:
(a)“The Netherlands” means the European part of the Kingdom of the Netherlands and “Dutch” means in or of The Netherlands;
(b)“works council” means each works council (ondernemingsraad) or central or group works council (centrale of groeps ondernemingsraad) having jurisdiction over that person;
(c)a “duly authorized” includes any action required to comply with the Works Councils Act of The Netherlands (Wet op de ondernemingsraden), followed by an unconditional neutral or positive advice (advies) from the works council of that person;
(d)“organizational documents” means the articles of association (statuten) and deed of incorporation (akte van oprichting) and an up-to-date extract of registration of the Trade Register of the Dutch Chamber of Commerce;
(e)a “security interest” or “security” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijke zekerheid);
(f)a “winding-up”, “administration” or “dissolution” includes declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(g)a “moratorium” includes surseance van betaling and “a moratorium is declared” includes surseance verleend;
(h)any “procedure or step” taken in connection with insolvency proceedings includes that person having filed a notice under Section 36 of the Tax Collection Act of The Netherlands (Invorderingswet 1990);
(i)a “liquidator” includes a curator or a beoogd curator;
(j)an “administrator” includes a bewindvoerder or a beoogd bewindvoerder; and
(k)an “attachment” includes a beslag.
Section 2Commitments and Loans; Payments.
2.01.Loans and Borrowings; Notes.
(a)Term Loan.
(i)Subject to the terms and conditions of this Agreement, the Lender agrees to make a single term loan to Borrower on the Closing Date in an aggregate principal amount not to exceed the Term Loan Commitment (such loan, the “Term Loan”). The Lender’s obligation to make the Term Loan shall terminate immediately and without further action at 4:59 p.m. (New York City time) on the date of this Agreement.
(ii)The Term Loan shall bear interest in accordance with Section 2.03 hereof. The Term Loan (and any portion thereof), when repaid, may not be reborrowed.
(b)Subject to the prior satisfaction and fulfillment of all other applicable conditions to the making of a Loan set forth in this Agreement, a Responsible Officer shall deliver to Lender an irrevocable written borrowing notice substantially in the form of Exhibit B (a “Borrowing Notice”) no later than 12:00 noon (New York City time) at least five (5) Business Days prior to the Closing Date (or such shorter period as Agent and Lender may approve in their respective sole discretion).
(c)Evidence of Loans; Notes. The Term Loan made by Lender is evidenced by this Agreement and, if requested by Lender, a promissory note (in form and substance reasonably satisfactory to Lender and Agent) payable to Lender in an amount equal to the outstanding principal amount of the Term Loan held by Lender.
2.02.Interest Elections.
(a)Elections by Borrower for Borrowings. Subject to Section 2.01, the Loans comprising each Borrowing initially shall be of the Type specified in the applicable Borrowing Notice and, in the case of a SOFR Borrowing, shall have the Interest Period specified in such Borrowing Notice. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a SOFR Borrowing, may elect the Interest Period therefor, all as provided in this Section 2.02.

(b)Notice of Elections. Each such election pursuant to this Section 2.02 shall be made upon the Borrower’s irrevocable notice to the Agent. Each such notice shall be in the form of a written Interest Election Request, appropriately completed and signed by a Responsible Officer of the Borrower, or may be given by telephone to the Agent (if promptly confirmed in writing by delivery of such a written Interest Election Request consistent with such telephonic notice) and must be received by the Agent not later than the time that a Borrowing Notice would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.
(c)Content of Interest Election Requests. Each Interest Election Request pursuant to this Section shall specify the following information in compliance with Section 2.02:
(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing or SOFR Borrowing; and
(iv)if the resulting Borrowing is a SOFR Borrowing, the Interest Period therefor after giving effect to such election.
(d)Notice by Agent to Lender. The Agent shall advise each applicable Lender of the details of an Interest Election Request and such Lender’s portion of such resulting Borrowing no less than one Business Day before the effective date of the election made pursuant to such Interest Election Request.
(e)Failure to Make an Interest Election Request; Events of Default. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period therefor, then, unless such SOFR Borrowing is repaid as provided herein, the Borrower shall be deemed to have selected that such SOFR Borrowing shall automatically be continued as a SOFR Borrowing with an Interest Period of one month at the end of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Agent, at the request of Lender, so notifies the Borrower, then, so long as such Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid as provided herein, each SOFR Borrowing shall automatically be converted to an ABR Borrowing at the end of the Interest Period therefor.
2.03.Interest on the Loans; Interest Payments.
(a)Interest Rate. Subject to Section 2.03(b), the principal amount outstanding under the Loans shall accrue interest at a per annum rate equal to, (i) with respect to each ABR Loan, ABR plus the Applicable Rate, and, (ii) with respect to each SOFR Loan, Adjusted Term SOFR for the Interest Period therefor plus the Applicable Rate, which interest shall be payable in accordance with Section 2.03(c).

(b)Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, all Obligations shall bear interest at a rate per annum which is 2.00% above the rate that is otherwise applicable thereto (the “Default Rate”). Fees, expenses and the Applicable Premium that are required to be paid by Borrower pursuant to the Loan Documents (including Lender Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations inclusive of the Default Rate. Payment or acceptance of the increased interest rate provided in this Section 2.03(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Secured Party.
(c)Interest Payment Dates; Computation. Accrued interest shall be payable in full (i) on each Interest Payment Date, (ii) concurrently with any repayment or prepayment (whether optional or mandatory) of any principal of the Term Loan hereunder, (iii) on demand at any time that an Event of Default shall have occurred and be continuing. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day) and (iv) in the event of any conversion of any SOFR Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion. In computing interest, (i) all payments received after 2:00 p.m. (New York City time) on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Loan shall be included and the date of payment shall be excluded; provided that if any Loan is repaid on the same day on which it is made, such day shall be included in computing interest on such Loan. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any Insolvency Proceeding.
(d)Contingent Payment Debt Instrument. Borrower and Lender acknowledge and agree that: (i) the Loans are intended to be treated as “contingent payment debt instruments” within the meaning of Treasury Regulations Section 1.1275-4(b) (“CPDIs”), and (ii) the comparable yield for purposes of Treasury Regulations Section 1.1275-4(b)(4) will be equal to 15.0%, plus an amount equal to any “original issue discount” arising from the warrants issued as part of an investment unit with the Loans and fee described in Section 2.04(a) amortized over a three-year period. Borrower and Lender will cooperate in good faith to agree on the amount and timing of any adjustments to the comparable yield as a result of subsequent payments, including any additional payments attributable to the Applicable Premium.
2.04.Fees; Applicable Premium.
(a)Upfront Fee. The Borrower shall pay to the Lender such fees as shall have been separately agreed upon in writing as set forth in the Fee Letter in the amounts and at the times so specified.
(b)Agency Fees. The Borrower shall pay to the Agent such fees as shall have been separately agreed upon in writing as set forth in the Agent Fee Letter in the amounts and at the times so specified.
(c)MOIC Premium; Minimum IRR.
(i) Immediately upon (i) any repayment or prepayment of the principal amount of the Loans in full, whether optional or mandatory and whether before, on or after the Maturity Date, or (i) any acceleration of the Loans or other Obligations in accordance with Section 8, whether such acceleration is automatic or at the election of the Agent or the Secured Parties, the Borrower shall be required to pay to the Lender on the date such repayment or prepayment is required or actually made, and in the case of acceleration, on the date of acceleration, in addition to the outstanding principal amount, the Applicable Premium. It is understood and agreed that if the Loans are accelerated or otherwise become due prior to the Maturity Date, including as a result of any Event of Default described under Section 7.04, the Applicable Premium will be automatically due and payable as though the Loans were being repaid or prepaid in full and shall constitute part of the Obligations with respect to the Loans. For the avoidance of doubt, any amounts paid pursuant to this Section 2.04(c)(i) shall be in addition to, and not in lieu of, any other amounts due under this Agreement or the other Loan Documents.
(ii)Any amounts payable pursuant to this Section 2.04(c) following any acceleration of the Term Loan pursuant to Section 8 are presumed to be liquidated damages sustained by the Lender and the Loan Parties agree that the Applicable Premium is reasonable under the circumstances currently on account of the impracticability and difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. The Applicable Premium shall also be payable in the event the Loans or other Obligations are satisfied, released or discharged through foreclosure, whether by judicial proceeding, deed in lieu of foreclosure or by any other means. THE LOAN PARTIES EXPRESSLY WAIVE (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE APPLICABLE PREMIUM PAYMENT IN CONNECTION WITH ANY ACCELERATION OF THE LOANS. The Loan Parties expressly agree (to the fullest extent it may lawfully do so) that: (A) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business entities ably represented by counsel; (B) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time acceleration occurs; and (C) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.04(c). The Loan Parties expressly acknowledge that their agreement to pay the Applicable Premium is a material inducement to the Lender to provide the Loans.
(d)Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Agent, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Lender pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Lender’s obligation to make or continue to hold loans hereunder.
2.05.Repayment and Prepayment of Loans; Application of Payments.
(a)Amortization. Borrower shall repay the Term Loan on (i) the last Business Day of each fiscal quarter ending after the Closing Date in the applicable principal amounts set forth in the table below and (ii) the Maturity Date in an amount equal to the aggregate principal amount of the Term Loan outstanding on the Maturity Date, in each case together with all accrued and unpaid interest thereon in accordance with Section 2.03(c)) and any amounts payable pursuant to Section 2.04(c). All remaining Obligations shall be immediately due and payable on the Maturity Date.

Fiscal Quarter Ending	Principal Amount
September 30, 2025	$0
December 31, 2025	$250,000
March 31, 2026	$375,000
June 30, 2026	$375,000
September 30, 2026	$500,000
December 31, 2026	$500,000
March 31, 2027	$750,000
June 30, 2027	$1,000,000
September 30, 2027	$1,000,000
December 31, 2027 and thereafter	$1,000,000

(b)Optional Prepayments. If either (i) the Payment in Full of First Lien Priority Debt (as defined in the Intercreditor Agreement) has occurred, or will occur substantially simultaneously with such prepayment of Loans, or (ii) the applicable Payment Conditions (as defined in the Revolving Credit Agreement) are satisfied, then Borrower may, upon notice to Agent in accordance with Section 2.05(d), at any time and from time to time prepay any Loan in whole or in part without premium (except as set forth in Section 2.04(c)) or penalty in accordance with Sections 2.05(e) and (f).
(c)Mandatory Prepayments.
(i)If (x) a Casualty Event occurs (other than a Casualty Event in respect of accounts receivable or inventory), which results in the realization or receipt by the Borrower or any Subsidiary of any proceeds (excluding any proceeds of business interruption insurance) and (y) the applicable Payment Conditions (as defined in the Revolving Credit Agreement) are satisfied, then within five Business Days of such receipt, the Borrower shall cause to be prepaid an aggregate principal amount of Loans equal to 100% of the cash proceeds actually received net of any customary fees actually incurred in connection therewith, and net of any such proceeds used, or contractually committed to be used promptly after the occurrence of such Casualty Event, to replace or repair the asset subject to such Casualty Event (provided that, if the asset subject to such Casualty Event constitutes Collateral, such replacement or repaired asset shall constitute Collateral).
(ii)Not later than the first Business Day following the date that the Borrower or any Subsidiary receives any cash proceeds from the sale or issuance of any Indebtedness other than Permitted Indebtedness, the Borrower shall cause to be prepaid an aggregate principal amount of Loans in an aggregate amount equal to the lesser of (x) 100% of such cash proceeds actually received and (y) the aggregate amount of Second Lien Priority Debt (as defined in the Intercreditor Agreement) outstanding at such time, to the extent such amount is not required to be applied to prepay Obligations under (and as defined in) the Revolving Credit Agreement pursuant to Section 2.4(e)(iii) of the Revolving Credit Agreement.

(iii)If for any fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2025) there shall be any Excess Cash Flow, then, not later than the fifth Business Day following the Compliance Certification Date with respect to such fiscal year, the Borrower shall cause to be prepaid an aggregate principal amount of (x) Revolving Loans under (and as defined in) the Revolving Credit Agreement in accordance with the terms of the Revolving Credit Agreement if and to the extent necessary to cause the applicable Payment Conditions (as defined in the Revolving Credit Agreement) to be satisfied and, (y) to the extent of any remaining Excess Cash Flow for such fiscal year after giving effect to the prepayment described in clause (x), Loans equal to 25% of the amount of such Excess Cash Flow for such fiscal year; provided that such Excess Cash Flow prepayment of Loans shall not be required unless the applicable Payment Conditions (as defined in the Revolving Credit Agreement) are satisfied (after giving effect to any prepayment under the Revolving Credit Agreement described above); provided, further that if the applicable Payment Conditions are not satisfied as of the date such prepayment of Loans under this Section 2.05(c)(iii) is due (as set forth hereinabove), then Borrower shall make such prepayment of Loans within five Business Days of the first date on which the applicable Payment Conditions are satisfied.
(d)Notices. Each such notice pursuant to this Section 2.05 shall be in the form of a Payment Notice, and must be received by Agent not later than 2:00 p.m. (New York City time) three (3) Business Days before the date of prepayment. Each Payment Notice shall specify (i) the prepayment date, (ii) the principal amount of each Loan or portion thereof to be prepaid, (iii) the aggregate amount of accrued interest to be paid concurrently with the relevant prepayment or repayment and (iv) only if the Loans are being repaid in full, the amount of the Applicable Premium to be paid concurrently with the relevant prepayment or repayment. Each Payment Notice delivered pursuant to this Section 2.05 shall be irrevocable.
(e)Payment Date. All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 2:00 p.m. (New York City time) on the date when due. Payments of principal and/or interest received after 2:00 p.m. (New York City time) are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.
(f)Amounts; Application. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.03(c). Each partial prepayment of the outstanding principal amount of the Term Loan pursuant to Section 2.05(b) shall be in an aggregate principal amount of at least $2,000,000.
(g)Payment Application. Agent shall apply all payments received with respect to the Obligations, first, pro rata to pay any fees, indemnities, Lender Expenses or expense reimbursements then due to Agent or Lender, second, pro rata to pay interest then due and payable on any Loans, third, to prepay or repay principal on the Loans, and fifth, to the payment of any other Obligation due to any Secured Party from the Borrower. Borrower shall have no right to specify the order or the accounts to which Agent shall allocate or apply any payments required to be made by Borrower to Agent or otherwise received by Agent under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

2.06.Taxes.
(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.
(c)Indemnification by Borrower. The Borrower shall indemnify each applicable Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of Lender, shall be conclusive absent manifest error.
(d)Status of Lender. If Lender is a U.S. Person, then Lender shall deliver to Borrower and Agent on or about the date on which Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of IRS Form W-9 certifying that Lender is exempt from U.S. federal backup withholding tax. If Lender is a Foreign Lender, then Lender shall to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:
(i)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)executed copies of IRS Form W-8ECI;

(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to any Loan Party described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E;
(iv)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;
(v)executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and
(vi)if a payment made to Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (vi), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
    Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.
(e)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.06 (including by the payment of additional amounts pursuant to this Section 2.06), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
2.07. Sharing of Payments. If any Secured Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder, as applicable, resulting in such Secured Party receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations, as applicable, greater than its pro rata share thereof as provided herein, then the Secured Party receiving such greater proportion shall (a) notify Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Secured Parties under the applicable facility, as applicable, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Secured Parties, as applicable, ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, as applicable; provided that:
(a)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(b)the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement, (y) the application of cash collateral, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Secured Party acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Secured Party were a direct creditor of Borrower in the amount of such participation.
2.08.Application of Insufficient Payments. Subject to Section 8.04, if at any time insufficient funds are received by and available to Agent to pay fully all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, to pay interest, fees and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and other amounts then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal, as applicable, then due to such parties.
2.09.Compensation for Losses. In the event of (a)  the payment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default) or (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate the Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
2.10.Inability to Determine Rates. Subject to Section 2.11, if, on or prior to the first day of any Interest Period for any SOFR Loan:
(a)the Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof then the Agent will promptly so notify the Borrower and each Lender.
(b)Upon notice thereof by the Agent to the Borrower, any obligation of the Lender to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.09. If the Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Agent without reference to clause (c) of the definition of “ABR” until the Agent revokes such determination.
2.11.Benchmark Replacement Setting
(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lender without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lender.

(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lender of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.11(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, the Lender pursuant to this Section 2.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.11.
(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.
Section 3Conditions Precedent.

3.01.Conditions Precedent to Closing. Lender’s obligation to make the Term Loan on the Closing Date hereunder (subject to any other requirements hereof) is subject to, subject to Section 5.18, the satisfaction (or waiver by the Lender and Agent) of the following conditions precedent:
(a)Lender and Agent shall have received, in form and substance satisfactory to Lender and Agent, the following:
(i)duly executed copies of (i) this Agreement, (ii) the Perfection Certificate, (iii) each of the Patent Security Agreement, the Trademark Security Agreement and the Copyright Security Agreement (each as defined in the Guaranty and Security Agreement), (iv) the Guaranty and Security Agreement, (v) the Dutch Security Documents, (vi) the UK Security Documents, (vii) the Intercreditor Agreement, (viii) the Fee Letter, (ix) the Agent Fee Letter, (x) the Control Agreement in respect of the Specified Deposit Account and (xi) the Intercompany Subordination Agreement;
(ii)an officer’s certificate of each Loan Party with respect to incumbency and resolutions duly authorizing the execution and delivery of each Loan Document to which it is a party (or, in the case of the Dutch Subsidiary, to which its Equity Interests are subject) of, and certifying as true, correct and complete attached copies of such Person’s organizational documents which are in full force and effect as of the Closing Date, including (A) formation documents, as certified by the Secretary of State (or equivalent agency) of such Loan Party’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Closing Date, and (B) such Person’s bylaws, limited liability company agreement, partnership agreement or similar governing document, as applicable;
(iii)certificates of good standing (or equivalent) of each Loan Party certified by the Secretary of State (or equivalent agency) of such Loan Party’s jurisdiction of organization or formation, each as of a date no earlier than thirty (30) days prior to the Closing Date and to be attached to the certificated described in clause (ii) above;
(iv)a duly executed legal opinion of Fenwick and West LLP, as counsel to the Loan Parties, dated as of the Closing Date and addressed to Agent and Lender;
(v)a duly executed legal opinion of Allen Overy Shearman Sterling LLP, as Dutch counsel to the Secured Parties, dated as of the Closing Date and addressed to Agent and Lender;
(vi)a certificate from a Responsible Officer certifying (A) that the conditions specified in this Section 3.01 and Section 3.02(b) have been satisfied, (B) that there has been no event or circumstance since the date referred to in the first sentence of Section 4.07(b) that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (C) either (i) that attached to such certificate are copies of all consents, licenses and approvals (other than those contemplated by clause (ii) above) required in connection with the consummation by each Loan Party of the transactions contemplated hereunder and the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and that such consents, licenses and approvals are true, correct and complete and in full force and effect, or (ii) that no such consents, licenses or approvals are so required;
(vii)a certificate from a Financial Officer of Borrower attesting that Borrower, individually, and the Borrower and its Subsidiaries, on a consolidated basis and taken as a whole, are Solvent as of the Closing Date;
(viii)payment of the fees and Lender Expenses for which an invoice has been provided;
(ix)evidence satisfactory to Agent that the insurance policies required by Section 5.08 hereof are in full force and effect;
(x)a duly executed amendment to (or amendment and restatement of) the Revolving Credit Agreement (and any applicable Loan Documents (as defined in the Revolving Credit Agreement)) effecting certain changes, including allowing the Borrower to enter into this Agreement and the other Loan Documents and incur the Loan and other Obligations hereunder and under the other Loan Documents;
(xi)proper financing statements in form appropriate for filing under the UCC of all jurisdictions that Agent may deem necessary or desirable in order to perfect the Agent’s Liens on or in the Collateral;
(xii)at least ten (10) days prior to the Closing Date, (i) all documentation and other information requested by Lender in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, and (ii) if Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification;
(xiii)financial statements of the type described in (x) Section 5.01(a) for the fiscal year ended December 31, 2024, (y) Section 5.01(b) for the fiscal quarter ending March 30, 2025 and (z) Section 5.01(f) with respect to the annual operation budget; and
(xiv)all certificates or other instruments representing or evidencing any pledged interests, accompanied by appropriate duly executed instruments of transfer or assignment (including, without limitation, stock powers) in blank, or evidence that the same are in the exclusive possession of the RCF Agent in accordance with the Intercreditor Agreement;
(b)the amount of Revolver Usage under (and as defined in) the Revolving Credit Agreement (other than any Letter of Credit Usage (as defined in the Revolving Credit Agreement) solely in respect of the undrawn letter of credit issued to an insurance company and outstanding on the Closing Date) shall be not greater than $10,000,000;
(c)Liquidity shall be not less than $55,000,000;
(d)evidence that immediately after the funding of the Loan, the Specified Deposit Account shall have a cash credit balance in an aggregate amount not less than the amount required under Section 5.15;

(e)all third-party reports that have been commissioned prior to the Closing Date have been completed, delivered to the Lender and are satisfactory in form and substance to the Lender; and
(f)such other documents or certificates, and completion of such other matters, as Agent may reasonably deem necessary or appropriate.
3.02.Conditions Precedent to all Loans. Lender’s obligation to make the Term Loan on the Closing Date hereunder (subject to any other requirements hereof) is subject to the satisfaction (or waiver by the Lender and Agent) of the following additional conditions precedent:
(a)timely receipt of an executed Borrowing Notice as provided in Section 2.01(b);
(b)(i) the representations and warranties in this Agreement shall be true, accurate, and complete on the date of the Borrowing Notice and on the funding date of each Loan; provided that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all respects as of such date, and (ii) no Default or Event of Default shall have occurred and be continuing or result from the Loan. Each Borrowing Notice and the acceptance of each Loan shall be deemed to be a representation and warranty by Borrower on the date such Loan is made as to the accuracy of the facts referred to in this Section 3.02(b); and
(c)the absence of (i) any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations or (i) any Material Adverse Effect.
Section 4Representations and Warranties.
The Borrower represents and warrants, for itself and its Subsidiaries, to each Secured Party as follows:
4.01.Existence, Qualification and Power. The Borrower and each Subsidiary (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except, in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
4.02.Authorization; No Conflict; Enforceability. The execution, delivery, and performance of the Loan Documents by each Loan Party are within such Loan Party’s powers, have been duly authorized, and (a) are not in conflict with nor constitute a breach of any provision contained in the such Loan Party’s organizational documents, (b) do not contravene, conflict with, constitute a default under or violate any material requirement of Applicable Law, (c) do not contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority in the United States by which any Loan Party or any of its Subsidiaries or any of their property or assets may be bound or affected, (d) do not require any action by, filing, registration, or qualification with, or approval from, any Governmental Authority in the United States (except such approvals which have already been obtained and are in full force and effect), and (e) do not constitute an event of default under any material agreement by which such Loan Party is bound. No Loan Party nor any Subsidiary of a Loan Party is in default in the performance, observance or fulfillment of any obligations, covenants or conditions contained in any material agreement of such Loan Party or such other Subsidiary, as applicable, in any material respect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower and each Subsidiary party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar Laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.
4.03.Perfection Certificate. In connection with this Agreement, the Borrower has delivered to Agent a completed certificate signed by the Borrower and the Loan Parties in form and substance acceptable to Agent (the “Perfection Certificate”). The Borrower represents and warrants, for itself and its Subsidiaries, that: (a) each Subsidiaries’ exact legal name is that indicated on the Perfection Certificate and on the signature page hereof, if applicable; (b) the Borrower and each Subsidiary is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth the Borrower’s and each Subsidiary’s (i) organizational identification number or accurately states that the Borrower or each Subsidiary has none and (ii) federal employer identification number; (d) the Perfection Certificate accurately sets forth the Borrower’s and each Subsidiary’s place of business, or, if more than one, its chief executive office as well as the Borrower’s and each Subsidiary’s mailing address (if different than its chief executive office); (e) except as disclosed in the Perfection Certificate, the Borrower and each Subsidiary (and each of its predecessors) has not, in the past five (5) years, done business under any name other than that specified on the signature page hereof or changed its jurisdiction of formation, organizational structure or type or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to the Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that such Subsidiary may from time to time update certain information in the Perfection Certificate after the Closing Date by providing an updated Perfection Certificate to Agent).
4.04.Intellectual Property.
(a)The Borrower and each of its Subsidiaries is the sole owner of all right, title and interest in and to, or otherwise has a valid right to use, all Intellectual Property used or held for use in connection with, or otherwise reasonably necessary for, the Borrower and its Subsidiaries’ business and products, except where any such lack of ownership could not, individually or in the aggregate for all implicated Intellectual Property, reasonably be expected to (x) have a Material Adverse Effect or (y) prevent or impede Agent (or RCF Agent pursuant to the Loan Documents (as defined in the Revolving Credit Agreement) and in accordance with the Intercreditor Agreement) from completing the manufacture of or selling any Collateral comprising Inventory. All Intellectual Property owned by the Borrower or any of its Subsidiaries is subsisting and, to the knowledge of the Borrower and its Subsidiaries, is valid and enforceable, except with respect to any such Intellectual Property that is no longer used or useful in the products or conduct of the business of the Borrower and its Subsidiaries. No part of the Intellectual Property of the Borrower and its Subsidiaries has been judged invalid or unenforceable, in whole or in part. There are no pending claims against the Borrower or any of its Subsidiaries (i) challenging the validity or enforceability of such Intellectual Property, or the Borrower or any of its Subsidiaries’ rights thereto, or (ii) that the Borrower or such Subsidiary, or the operation, products or services of their respective businesses, infringe upon, misappropriate or violate the Intellectual Property of any Person, in each case, except to the extent such claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)To the knowledge of the Borrower and its Subsidiaries, (i) no Person is infringing upon, misappropriating or violating any Intellectual Property owned by the Borrower or any of its Subsidiaries, and (ii) the conduct of the business of the Borrower and each of its Subsidiaries does not infringe upon, misappropriate or violate the Intellectual Property of any Person, except to the extent any such infringement, misappropriation or violation could not, individually or in the aggregate with all other infringements, misappropriation or violations, reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, there is no pending or, to the Borrower’s and its Subsidiaries’ knowledge, threatened, Intellectual Property claims against the Borrower or any of its Subsidiaries or any of their respective Intellectual Property which could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as disclosed on Schedule 4.04, neither the Borrower nor any of its Subsidiaries is a party to, nor is bound by, any material License, the failure, breach, or termination of which could reasonably be expected to cause a Material Adverse Effect, or that prohibits or otherwise restricts the Borrower or any of its Subsidiaries from granting a security interest in the Borrower or such Subsidiaries’ interest in such License or any other property.
4.05.Property. The Borrower and each of its Subsidiaries has rights in or the power to transfer its property and assets, and its title to its property and assets is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. The Borrower and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business. All inventory is in all material respects of good and merchantable quality, free from all material defects. The Borrower and its Subsidiaries’ accounts receivable are bona fide, existing obligations of the applicable Account Debtors. No third party bailee (such as a warehouse) is in possession of any of the Borrower and its Subsidiaries’ property or assets except as otherwise provided on Schedule 4.05. None of the Borrower’s or its Subsidiaries’ property or assets, including any Deposit Accounts, Securities Accounts and Commodity Accounts, is maintained or invested at or with any bank or financial institution other than Agent or Agent’s Affiliates except as set forth on Schedule 4.05. Other than movable items of personal property having an aggregate book value less than $500,000, none of the Borrower’s or its Subsidiaries’ property or assets is maintained at locations other than as provided on Schedule 4.05 or as permitted pursuant to Section 6.02.
4.06.Litigation. Except as set forth on Schedule 4.06, there are no actions, suits, proceedings, claims, disputes or investigations, at law or in equity, pending, or to the knowledge of any Responsible Officer or Financial Officer of the Borrower or any Subsidiary, threatened by or against the Borrower or any of its Subsidiaries (or any of their properties or revenues) before any court, administrative agency, or arbitrator that (a) is involving more than, individually or in the aggregate, $500,000 or (b) purports to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby. There has been no change in the status, or financial effect on the Borrower or any Subsidiary, of the matters disclosed on Schedule 4.06 that, either individually or in the aggregate, has increased or could reasonably be expected to increase the likelihood that such matter(s) could have a Material Adverse Effect.
4.07.Financial Statements; Material Adverse Effect; No Default.
(a)All consolidated financial statements related to the Borrower or any Subsidiary that Borrower delivered to Agent fairly present in all material respects the Borrower’s and its

Subsidiaries’ consolidated financial condition as of the date thereof and consolidated results of operations for the period then ended.
(b)Since December 31, 2024 there has not been any Material Adverse Effect. The most recent audited financial statements submitted to Agent (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
(c)No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
4.08.Solvency. Borrower, individually, and its Subsidiaries, on a consolidated basis and taken as a whole, are Solvent.
4.09.Compliance with Laws; Investment Company Act; Margin Regulations.
(a)The Borrower and its Subsidiaries (a) has complied in all material respects with all Applicable Law (including Laws concerning or relating to its ownership of real or personal property, Hazardous Materials and Environmental Laws, the conduct and licensing of its business, occupational health and safety, and pensions or other employee benefits), and (b) has not violated any Applicable Law the violation of which could reasonably be expected to have a Material Adverse Effect.
(b)As of the date hereof, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary thereof pending or, to the knowledge of the Borrower and its Subsidiaries, threatened in writing. The Borrower and each Subsidiary thereof has complied with all the provisions of the Federal Fair Labor Standards Act.
(c)Neither the Borrower nor any Subsidiary thereof is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
(d)Neither the Borrower nor any Subsidiary thereof is engaged nor will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulations T, U and X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof (such stock, “Margin Stock”), and no part of the proceeds of any Loans hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) will be Margin Stock.
(e)Neither the Borrower nor any Subsidiary thereof is a “United States Real Property” holding corporation within the meaning of Section 897(c)(2) of the Code.

4.10.ERISA Compliance.
(a)Each Plan (i) is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws and (ii)  that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and, to the knowledge of Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(b)There are no pending or, to the knowledge of Borrower, threatened or contemplated claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.
(c)No ERISA Event has occurred, and neither Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan.
(d)The present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Pension Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits by a material amount. As of the most recent valuation date for each Multiemployer Plan, the potential liability of Borrower or any ERISA Affiliate for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 or Section 4205 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is zero.
4.11.Government Consents. The Borrower and each Subsidiary thereof has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue its business as currently conducted in all material respects.
4.12.Subsidiaries; Investments. Neither the Borrower nor its Subsidiaries owns any Investment except for Permitted Investments.
4.13.Taxes. The Borrower and each Subsidiary thereof has timely filed all federal, state and other tax returns and reports required to be filed, and has paid all federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except to the extent such taxes are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP. Neither the Borrower nor any of its Subsidiaries is aware of any claims or adjustments proposed for any of the Borrower’s or its Subsidiaries’ prior tax years which could result in additional taxes becoming due and payable.
4.14.Insurance. The insurance maintained by or on behalf of such the Borrower and its Subsidiaries is adequate and is customary for companies engaged in the same or similar businesses operating in the same or similar locations. As of the date hereof, all premiums in respect of such insurance have been paid.

4.15.Disclosure. The Borrower and each of its Subsidiaries has disclosed to Agent and Lender all agreements, instruments and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to it, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The reports, financial statements, certificates and other written information (other than projected or pro forma financial information) furnished by or on behalf of the Borrower or any Subsidiary to Agent or Lender (or any of their respective Affiliates) in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected or pro forma financial information, the Borrower and its Subsidiaries represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery (it being understood that such projected information may vary from actual results and that such variances may be material).
4.16.Sanctions; Anti-Corruption.
(a)None of the Borrower, any of its Subsidiaries or any director, officer, or employees, or, to the knowledge of Borrower, any agent, or affiliate of Borrower or any of its Subsidiaries, a Person that is, or is owned or controlled by Persons that are: (i) the subject of any sanctions administered or enforced by the United States, including the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Departments of Commerce and State, the United Nations Security Council, the European Union and its member states, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including as of the date hereof, the Crimea of Ukraine, Kherson region of Ukraine, Zaporizhzhia region of Ukraine, the so-called Luhansk People’s Republic, the so-called Donetsk People’s Republic, Cuba, Iran, North Korea and Syria) or (iii) otherwise the subject or target of any Sanctions (Persons described in (i)-(iii), “Sanctioned Persons”).
(b)The Borrower, any of its Subsidiaries and their respective directors, officers and employees and, to the knowledge of Borrower, the agents and affiliates of the Borrower and its Subsidiaries, are and have been in compliance with all Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other Law relating to bribery or corruption (collectively, “Anti-Corruption Laws”), and have not engaged in any dealings with or for the benefit of, directly or indirectly, any Sanctioned Persons (except in compliance with Sanctions and as could not reasonably be expected to result in any Person becoming a Sanctioned Person). The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with Sanctions and Anti-Corruption Laws.
4.17.Environmental Matters. Neither the Borrower nor any Subsidiary (a) has violated any Environmental Law or failed to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law in any material respect, (b) knows of any basis for any material permit, license or other approval required under any Environmental Law to be revoked, canceled, limited, terminated, modified, appealed or otherwise challenged, (c) has or could reasonably be expected to become subject to any material Environmental Liability, (d) has received notice of any claim, complaint, proceeding, investigation or inquiry with respect to any material Environmental Liability (and no such claim, complaint, proceeding, investigation or inquiry is pending or threatened in writing, or, to the knowledge of Borrower, is contemplated) or (e) knows of any facts, events or circumstances that could give rise to any basis for any material Environmental Liability of the Borrower or any Subsidiary.
4.18.Capital Structure. Schedule 4.18 shows for the Borrower and each of its Subsidiaries, its name, its jurisdiction of organization, its issued Equity Interests and the holders of its Equity Interests. The Borrower and each of its Subsidiaries has good title to its Equity Interests in its Subsidiaries, in each case, subject only to the Permitted Liens, and all such Equity Interests are validly issued, fully paid and, to the extent applicable, non-assessable. There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of the Borrower or any of its Subsidiaries or any pledged Equity Interests except as set forth on Schedule 4.18.
4.19.Possession of Franchises; Licenses. Except as set forth in the Perfection Certificate and except to the extent the failure to have or maintain or violate, as applicable, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the Borrower and each of its Subsidiaries has all franchises, certificates, licenses, permits and other authorizations from governmental or political subdivisions or regulatory authorities, free from burdensome restrictions, that are necessary in any material respect for the ownership, maintenance and operation of its properties and assets, and neither the Borrower nor any of its Subsidiaries is in violation of any thereof in any material respect.
4.20.Broker’s Fee. Except for the “Success Fee” disclosed to and approved by Lender prior to the Closing Date, no broker or finder is entitled to receive or is claiming it is entitled to receive a fee or commission with respect to any of the transactions contemplated hereby.
4.21.Use of Proceeds. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 5.13.
4.22.Guarantors. Each Guarantor has, independently and without reliance upon any Secured Party and based on such documents and information as it has deemed appropriate, made its own risk analysis and decision to enter into the Guaranty and Security Agreement and any other Loan Document to which it is or may become a party, and has established adequate procedures for continually obtaining information pertaining to, and is now and at all times will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties, and prospects of the Borrower and each other Loan Party.
4.23.Beneficial Ownership Certificate. The information included in the Beneficial Ownership Certification delivered pursuant to Section 3.01(a)(xiii) is true and correct in all respects.
4.24.Material Contracts. Schedule 4.24 sets forth all Material Contracts as of the Closing Date. The Borrower has delivered true, correct, and complete copies of all of such Material Contracts to the Lender on or before the Closing Date. The Borrower and its Subsidiaries are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.
4.25.CFIUS. The Borrower and each of its Subsidiaries, joint ventures, and owned entities is not a “TID U.S. business”, as such term is defined in 31 C.F.R. Part 800, and for the avoidance of doubt, does not, and does not have any present intention to,: (i) produce, design, test, manufacture, fabricate, or develop one or more “critical technologies”, as such term is defined in 31 C.F.R. Part 800, in the United States; (ii) perform any of the functions as set forth in column 2 of appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure”, as such term is defined in 31 C.F.R. Part 800, in the United States; or (iii) maintain or collect, directly or indirectly, “sensitive personal data”, as such term is defined in 31 C.F.R. Part 800, of U.S. citizens.
4.26.Outbound Investment Rules. Neither Borrower nor any of its Subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. Neither Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Lender to be in violation of the Outbound Investment Rules or cause any Secured Party to be legally prohibited by the Outbound Investment Rules from performing under this Agreement or the other Loan Documents.
Section 5Affirmative Covenants.
The Borrower, for itself and its Subsidiaries, hereby covenants and agrees that until Payment in Full, the Borrower will, and will cause each of its Subsidiaries to, do all of the following:
5.01.Financial Statements, Reports, Certificates. Provide Agent and each Lender with the following (in each case in accordance with the final paragraph of Section 9.09) or access thereto by posting or uploading the same to the Platform (or by such other means of transmission as Agent may request or approve in its sole discretion):
(a)as soon as available, but in any event within 90 days following the end of each fiscal year of the Borrower, audited consolidated and consolidating financial statements of the Borrower and its Subsidiaries as at the end of such fiscal year and the related, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with GAAP, consistently applied, audited and accompanied by a report and opinion of independent public accountants of nationally recognized standing reasonably acceptable to Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards (and shall not be subject to any (x) “going concern” or like qualification, exception or explanatory paragraph, (y) qualification, exception or explanatory paragraph as to the scope of such audit or (z) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 6.18) to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided that notwithstanding the foregoing any audited financial statements of the Borrower and its Subsidiaries that are publicly available within such 90-day period because of the Borrower’s reporting requirements under the Securities Exchange Act of 1934 shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the internet; provided further that the Borrower shall promptly notify the Agent in writing of the posting of such documents;
(b)as soon as available, but in any event within 45 days following the end of each fiscal quarter of the Borrower, a consolidated and consolidating balance sheet, income statement, cash flow statement, shareholders’ equity and recurring revenue report of the Borrower and its Subsidiaries as at the end of such fiscal quarter and for the portion of the Borrower fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, prepared in accordance with GAAP, consistently applied, certified by a Responsible Officer of the Borrower (as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied) and in a form acceptable to Agent; provided that notwithstanding the foregoing any audited financial statements of the Borrower and its Subsidiaries that are publicly available within such 45-day period because of the Borrower’s reporting requirements under the Securities Exchange Act of 1934 shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the internet; provided further that the Borrower shall promptly notify the Agent in writing (which may be electronic mail) of the posting of such documents;
(c)as soon as available, but in any event within 30 days following the end of each calendar month (other than any month-end that is a quarter-end for which financial statements are required to be delivered pursuant to Section 5.01(b)), a company prepared report showing, in reasonable detail, for the Borrower and its Subsidiaries on a consolidated basis, (x) a breakdown of sales by product and product category, (y) Consolidated Revenue, gross profit and EBITDA and (z) cash and Cash Equivalents, Consolidated Total Debt, Liquidity, accounts receivable, accounts payable and inventory, in each case for (or, as applicable, as of the end of) such calendar month, in a form acceptable to Agent;
(d)concurrently with the delivery of the financial statements referred to in Sections 5.01(a) and (b) (such applicable date, the “Compliance Certification Date”), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, (i) certifying that as of the end of such applicable period, the Borrower and the other Loan Parties were in full compliance with the terms and conditions of this Agreement and the other Loan Documents, (ii) setting forth EBITDA for such period and calculations showing (in reasonable detail) compliance with the financial covenants set forth in Section 6.18, (iii) providing such other information as Agent may reasonably request, (iv) including a narrative report containing management’s discussion and analysis of the financial position and financial performance for such period (as reflected in the financial statements referred to in Sections 5.01(a) and (b), as applicable) in reasonable form and detail and (v) without duplication of subclause (iv), including a quarterly, post-earnings financial review prepared by a Financial Officer of the Borrower, in a form customary for management reporting and reasonably satisfactory to the Agent, provided that such materials set forth in clause (v) may be redacted by the Borrower to exclude information (a) relating to the Loans or Loan Documents which would result in a conflict of interest with the Lender with respect thereto (including with respect to repayment of the Loans) or (b) in the good faith determination of the Borrower after consultation with legal counsel, if the delivery of such materials could reasonably be likely to result in the loss of attorney-client privilege;
(e)if and when filed, published or distributed by the Borrower, (i) all Form 10-Q quarterly reports, Form 10-K annual reports and Form 8-K current reports, (ii) any other filings made by Borrower with the SEC and (iii) any other information that is provided by Borrower to its shareholders generally;
(f)as soon as available, but no later than (i) 60 days after the end of each fiscal year of the Borrower ending after the Closing Date, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the then current fiscal year of the Borrower, and (B) annual financial projections for such fiscal year (on a quarter by quarter basis), together with any related business forecasts used in the preparation of such annual financial projections, in each case in form and substance reasonably satisfactory to Agent; and (ii) 150 days after the end of each fiscal year of the Borrower ending after the Closing Date, such materials as described in the foregoing clauses (i)(A) and (i)(B), each as approved by the board of directors (or other equivalent governing body) of the Borrower;
(g)prompt notice of the occurrence of a Borrowing Base Trigger Event under (and as defined in) the Revolving Credit Agreement; and thereafter, copies of all (i) Borrowing Base Certificates delivered under (and as such term is defined in) the Revolving Credit Agreement, (ii) to the extent provided to Borrower, all field examinations performed by (or on behalf of) the RCF Agent under the Revolving Credit Agreement and (z) appraisals (including any Acceptable Appraisals of Inventory (as such terms are defined in the Revolving Credit Agreement) conducted or obtained by the RCF Agent under the Revolving Credit Agreement;
(h)within three (3) Business Days of delivery or receipt (as applicable), copies of all statements, reports, certificates and material notices made available to or received from (i) the Borrower or any of its Affiliates, (ii) any holders of Equity Interests in the Borrower or any Subsidiary of the Borrower (other than another Loan Party), (iii) holders of any Subordinated Debt, (iv) the RCF Agent or any Lender or Bank Product Provider in connection with (and each as defined in) the Revolving Credit Agreement (including all Compliance Certificates delivered under (and as such term is defined in) the Revolving Credit Agreement) or (iv) holders of any Indebtedness under any other documentation governing Indebtedness (or commitments in respect of Indebtedness) in excess of the Threshold Amount;
(i)prompt (and in any event within one (1) Business Day of the occurrence thereof) notice of (i) the occurrence of any Default or Event of Default, (ii) any legal actions (by a Governmental Authority or otherwise) pending or threatened in writing against the Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs, individually or in the aggregate, in excess of the Threshold Amount or (iii) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;
(j)prompt notice of the occurrence of any ERISA Event that, either individually or together with any other ERISA Events, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding the Threshold Amount;
(k)prompt notice of any action arising under any Environmental Law or of any noncompliance by the Borrower or any Subsidiary with any Environmental Law or any permit, approval, license or other authorization required thereunder that, if adversely determined, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding the Threshold Amount;
(l)promptly following request therefor, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of Borrower or any Subsidiary, or any audit of any of them as Agent may from time to time reasonably request;
(m)prompt notice of any material change in accounting or financial reporting practices by Borrower or any Subsidiary (other than as required by changes in GAAP);
(n)prompt notice of any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein in such certification;

(o)prompt notice of the creation or acquisition of any Subsidiary (including the acquisition of any Equity Interests such that the issuer thereof becomes a Subsidiary as a result of such acquisition);
(p)promptly following any request therefor, (i) such other information regarding the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, or compliance with the terms of the Loan Documents, the Revolving Credit Agreement, any Loan Documents (as defined in the Revolving Credit Agreement) or the Existing Convertible Debt Documents, as Agent may from time to time reasonably request; or (ii) information and documentation reasonably requested by Lender or Agent for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering Laws; and
(q)promptly, and in any event within three (3) Business Days, notice of the Borrower or any of its Subsidiaries (x) actually (i) possessing or acquiring, or producing, designing, testing, manufacturing, fabricating, or developing one or more “critical technologies”, as such term is defined in 31 C.F.R. Part 800, (ii) possessing or acquiring, or performing any of the functions set forth in column 2 of appendix A to 31 C.F.R. Part 800 with respect to, “covered investment critical infrastructure”, as such term is defined in 31 C.F.R. Part 800, or (iii) possessing or acquiring, or maintaining or collecting, directly or indirectly, “sensitive personal data”, as such term is defined in 31 C.F.R. Part 800, or (y) intending to perform any of the activities described in subclauses (i)-(iii) of clause (x) hereinabove.
Each notice pursuant to the above clauses (i) through (q) delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the occurrence requiring such notice and stating what action Borrower has taken and proposes to take with respect thereto.
5.02.Existence; Government Approvals.
(a)(i) Maintain its legal existence and good standing in its jurisdiction of formation and (ii) maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect; provided that any wholly-owned Subsidiaries may be dissolved or merged into any other wholly-owned Subsidiary (so long as, in the case of any Subsidiary that is a Loan Party, the surviving entity is a Loan Party).
(b)(i) Obtain all of the Governmental Approvals necessary for the performance by each Loan Party of its respective obligations under the Loan Documents to which such Person is party and the grant of a security interest to Agent in the applicable Collateral and (ii) promptly provide copies of any such obtained Governmental Approvals to Agent.
5.03.Maintenance of Property; Licenses; Inventory.
(a)Except for any Permitted Dispositions, (i) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear excepted), and (ii) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)Take all reasonable action to (i) maintain all rights, licenses (including Licenses), permits, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (ii) maintain the confidentiality and secrecy of material Trade Secrets.
(c)(i) Keep all Inventory in good and marketable condition, free from material defects, (ii) follow such customary practices with respect to returns and allowances as they exist on the Closing Date and (iii) promptly notify Agent of all returns, recoveries, disputes and claims that involve more than the Threshold Amount individually or in the aggregate, in each case except for any Permitted Dispositions.
5.04.Payment of Obligations; Taxes; Pensions. (a) Timely file all required tax returns and reports, (b) timely pay, discharge or otherwise satisfy as the same shall become due and payable, all of its obligations and liabilities, including foreign, federal, state and local taxes, assessments, deposits and contributions owed, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequately reserved against in accordance with GAAP, and deliver to Agent, on demand, appropriate certificates attesting to such payments, and (c) pay all amounts necessary to fund all Plans, Pension Plans, and all other present pension, profit sharing and deferred compensation plans in accordance with their terms.
5.05.Compliance with Laws; Sanctions; Anti-Corruption Laws.
(a)Comply in all material respects with the requirements of all material Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(b)Maintain in effect policies and procedures designed to promote compliance by the Borrower and each Subsidiary and their respective directors, officers, employees, and agents with applicable Sanctions and with the FCPA and any other applicable Anti-Corruption Laws.
5.06.Inspection Rights
. Permit representatives and independent contractors of Lender or Agent to visit and inspect any properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and its Subsidiaries and at such reasonable times during normal business hours and as often as may be reasonably requested; provided that, other than with respect to such visits and inspections during the continuation of an Event of Default, Lender and Agent shall not exercise such rights more often than two (2) times during any calendar year and Borrower shall not be obligated to reimburse Lender or Agent (or any of their respective representatives or independent contractors) for more than one (1) field examination and one (1) inventory appraisal per calendar year; provided further that when an Event of Default exists, Lender or Agent (or any of their respective representatives or independent contractors) may do any of the foregoing under this Section at the expense of the Borrower and its Subsidiaries and at any time during normal business hours and without advance notice. If any of the properties, books or records of the Borrower or any Subsidiary are in the possession of a third party, the Borrower and such Subsidiary shall authorize that third party to permit any Person designated by Lender or Agent, as applicable, in writing or any agents thereof to have reasonable access, accompanied by a representative of the Borrower, to perform inspections or audits and to respond to Lender’s or Agent’s, as applicable, reasonable written request for information concerning such property, books and records to the same extent as if such information was held by the Borrower or such Subsidiary.
5.07.Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.
5.08.Insurance.
(a)Maintain with financially sound and reputable insurance companies that are not Affiliates of the Borrower or any Subsidiary, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, at the same or similar stage of development and at the same or similar location, and of such types and in such amounts as are customarily carried under similar circumstances by such Persons and reasonably satisfactory to Agent, and, at Agent’s request, deliver certified copies of insurance policies and evidence of all premium payments.
(b)Cause each provider of any such insurance required under this Section 5.08 to (1) agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Agent, that it will give Agent 30 days’ prior written notice before any such policy or policies shall be materially altered or canceled (or ten (10) days’ notice in the case of cancellation due to non-payment of premium) and (2) provide (A) endorsements to (A) all “All Risk” policies naming Agent as loss payee and (B) all general liability and other liability policies naming Agent as additional insured; provided that if the Borrower or any Subsidiary fails to obtain insurance as required under this Section 5.08 or to pay any amount or furnish any required proof of payment to third persons and Agent, Agent may make all or part of such payment or obtain such certificates of insurance policies required in this Section 5.08, and take any action under the policies Agent deems prudent; provided further that if Agent purchases insurance, the Borrower and its Subsidiaries shall be responsible for the costs of that insurance, including interest and any other charges Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance, and the Borrower and its Subsidiaries acknowledge and agree that (x) the cost of the insurance shall be added to the Obligations and (y) the costs of the insurance may be more than the cost of insurance the Borrower and its Subsidiaries may be able to obtain on their own.
(c)Ensure that proceeds received by the Borrower or any Subsidiary under any insurance policy are applied in accordance with Section 2.05(c)(i).
5.09.Platform. (a) Establish, implement and maintain the Platform in form and with a third-party vendor reasonably acceptable to Agent (and, in any case, with a portion of the Platform designated as “Private Investor” or “Private Side” (or another similar term) for purposes of posting MNPI to Secured Parties that are not Public Lenders), for purposes of facilitating the electronic transmission, delivery, and receipt of all notices, financial statements, compliance certificates, and other reports, information or Borrower Materials required to be delivered by the Borrower to Agent or any Lender pursuant to this Agreement or any other Loan Document, in each case in accordance with the final paragraph of Section 9.09, (b) ensure that the Platform is operational and accessible to Agent and each Lender at all times (except for reasonable periods of scheduled maintenance or as a result of events beyond the Borrower’s reasonable control), (c) promptly pay all fees, costs, and expenses associated with the establishment, operation, and maintenance of the Platform, and (d) provide Agent and each Lender with all necessary access credentials and technical support as may be reasonably requested to ensure effective use of the Platform for the purposes set forth herein.
5.10.Consent of Licensors. Prior to entering into or becoming bound by any License or agreement, the failure, breach, or termination of which could reasonably be expected to cause a Material Adverse Effect: (a) provide written notice to Agent of the material terms of such License or agreement with a description of its likely impact on the Borrower’s or its Subsidiaries’ business or financial condition; and (b) in good faith take such actions as Agent may reasonably request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for (i) the Borrower’s or such Subsidiary’s interest in such Licenses or contract rights to be deemed Collateral and for Agent to have a security interest in it that might otherwise be restricted by the terms of the applicable License or agreement, whether now existing or entered into in the future, and (ii) Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with any Secured Party’s rights and remedies under this Agreement and the other Loan Documents; provided that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement so long as the Borrower has made reasonable efforts to obtain such consent or waiver.
5.11.Environmental Matters. (a) Comply with all Environmental Laws in all material respects, (b) obtain, maintain in full force and effect and comply with any permits, licenses or approvals required for the facilities or operations of the Borrower or any of its Subsidiaries in all material respects, and (c) conduct and complete any investigation, study, sampling or testing, and undertake any corrective, cleanup, removal, response, remedial or other action necessary to identify, report, remove and clean up all Hazardous Materials present or released at, on, in, under or from any of the facilities or real properties the Borrower or any of its Subsidiaries.
5.12.Formation or Acquisition of Subsidiaries. If the Borrower or any Subsidiary forms or acquires any Subsidiary, or if any Excluded Subsidiary ceases to be an Excluded Subsidiary hereunder, after the Closing Date, such Borrower or Subsidiary, as applicable, will promptly (and in any event, within 10 days) notify Agent of such creation, acquisition or cessation and, concurrent with such notice, will cause such Subsidiary, unless such Subsidiary is an Excluded Subsidiary, to provide to Agent: (a) a joinder to the Guaranty and Security Agreement to cause such Subsidiary to become a Guarantor, in form and substance acceptable to Agent, together with (i) such appropriate financing statements, stock certificates and powers, and/or control agreements, all in form and substance satisfactory to Agent (including being sufficient to grant Agent a Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary and pledging all of the direct or beneficial ownership interest in such new Subsidiary; provided that only 65% of the total outstanding voting Equity Interests of any first tier Subsidiary that is a CFC (other than a Protected CFC) or a Disregarded Domestic Person (and none of the Equity Interests of any Subsidiary of such CFC or Disregarded Domestic Person) shall be required to be pledged if pledging a greater amount would result in adverse tax consequences to the Subsidiaries or the costs to the Borrower and Subsidiaries of providing such pledge are unreasonably excessive (as determined by Agent in consultation with Borrower) in relation to the benefits to Agent and the Lender) and (ii) such appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Agent; and (b) all other documentation in form and substance satisfactory to Agent, including one or more opinions of counsel satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Notwithstanding the foregoing, unless otherwise agreed in writing by Agent, each domestic Loan Party shall pledge 100% of the equity it directly owns in any Protected CFC, provided that such pledge (and any perfection of any such security interest, as applicable) shall not be required to be governed by the laws of the applicable Protected CFC's jurisdiction of incorporation or formation unless and until such Protected CFC constitutes a Material Foreign Subsidiary. Any document, agreement, or instrument executed or issued pursuant to this Section 5.12 shall be a Loan Document.
5.13.Use of Proceeds. Use the proceeds of the Loan exclusively on the Closing Date, (i) together with other available cash of the Borrower and its Subsidiaries, to fund the Specified Deposit Account in an aggregate amount not less than the amount required under Section 5.15 and (ii) to pay fees and expenses related to the preparation, negotiation and execution of this Agreement and the other Loan Documents and the transactions contemplated hereunder and thereunder; and not use any proceeds of the Loan for any purpose prohibited by Section 6.10.
5.14.Further Assurances. Take any and all other actions as are necessary or useful (a) to ensure the Collateral includes all Collateral in respect of (and as such term is defined in) the Revolving Credit Agreement in accordance with the Intercreditor Agreement and (b) for the attachment, perfection, recordation and priority of, and the ability of Agent to enforce Agent’s security interest in any and all of the Collateral, including (i) executing, delivering and, where appropriate, filing Financing Statements under the UCC or other Applicable Law of any relevant jurisdiction whether or not a Subsidiary’s signature is required, (ii) causing Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce Agent’s security interest in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce Agent’s security interest in such Collateral, (iv) obtaining governmental and other third party waivers, consents and approvals in form reasonably satisfactory to Agent, including, without limitation, any consent of any licensor, lessor or other Person obligated on Collateral, (v) obtaining waivers from mortgagees and landlords in form reasonably satisfactory to Agent, (vi) providing acknowledgment of any applicable additional intercreditor agreement and (vii) taking all actions under any earlier versions of the UCC or under any other law applicable in any relevant UCC or other jurisdiction, including any foreign jurisdiction.
5.15.Specified Deposit Account. At all times from the Closing Date until such amounts are applied to repay the Existing Convertible Debt (and all accrued interest and other amounts owing under the Existing Convertible Debt Documents) in full on the Existing Convertible Debt Maturity Date, maintain the Specified Deposit Account with cash on deposit therein in an aggregate amount equal to or greater than the amount required to repay or defease in full the Existing Convertible Debt (including principal, interest, fees and other amounts payable in respect of the Existing Convertible Debt).
5.16.Litigation. From the date hereof and continuing through the termination of this Agreement, make available to Agent and Lender, without expense to Agent, Borrower and its officers, employees and agents and Borrower’s books, to the extent that Agent or Lender, as applicable, may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent or Lender with respect to any Collateral or relating to Borrower.
5.17.Lender Meetings. Within 90 days after the close of each fiscal quarter of the Borrower, at the request of Agent or Lender (or if requested by the RCF Agent or the requisite lenders under the Revolving Credit Agreement) and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with the Agent and all Lenders who choose to attend such meeting, at which meeting the financial results of the previous fiscal quarter and the financial condition of the Borrower and its Subsidiaries shall be reviewed, including by reference to the projections required under Section 5.01(f) for the applicable fiscal year of the Borrower.

5.18.Post-Closing Requirements. Take (or cause to be taken) the actions set forth on Schedule 5.18 within the applicable time periods set forth on such Schedule (as such time periods may be extended by Agent in its reasonable discretion).
Section 6Negative Covenants.
The Borrower, for itself and its Subsidiaries, hereby covenants and agrees that until Payment in Full, the Borrower will not, and will not permit any of its Subsidiaries to, do any of the following:
6.01.Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness other than Permitted Indebtedness.
6.02.Encumbrances. (a) Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, except for Permitted Liens, or (b) permit any Collateral not to be subject to the perfected security interest granted under the Loan Documents, subject only to (x) Permitted Prior Liens and (y) the Intercreditor Agreement.
6.03.Dispositions. Dispose all or any part of its assets, business or property, in one or a series of transactions or otherwise, or enter into any binding agreement to make any Disposition, except for Permitted Dispositions.
6.04.Changes in Business, Fiscal Year, Management, Control, or Business Locations.
(a)(i) Engage in any business other than the businesses currently engaged in on the Closing Date by the Borrower and its Subsidiaries or reasonably related thereto, or (ii) change the date on which its fiscal year ends.
(b)Without at least three (3) Business Days prior written notice to Agent, (i) relocate, change or add a chief executive office or headquarters location, (ii) change its jurisdiction of organization, (iii) change its organizational structure or type, (iv) change its legal name or (v) change any organizational number (if any) assigned by its jurisdiction of organization.
(c)Permit any of the Inventory or equipment to be kept at a location other than those listed in the Perfection Certificate, provided that this Section 6.04(c) shall not apply to (I) up to the Threshold Amount (in the aggregate for the Borrower and its Subsidiaries) in fair market value of any such Inventory and equipment that may be kept at other locations not listed on the Perfection Certificate, (II) Inventory or equipment in the temporary possession of an employee in the ordinary course of business, or (III) Inventory or equipment that is in transit or out for repair or restoration in the ordinary course of business.
6.05.Fundamental Changes; Acquisitions. (a) Dissolve, liquidate, merge or consolidate (or enter into any binding agreement to do any of the same) with or into any other Person (except for dissolutions, liquidations, mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower; provided that (x) if Borrower is involved in such dissolution, liquidation, merger or consolidation, Borrower shall be the surviving entity and (y) subject to the foregoing clause (x), if any such Subsidiary involved in such dissolution, liquidation, merger or consolidation is a Loan Party, a Loan Party shall be the surviving entity), or (b) acquire, or permit any of its Subsidiaries to acquire (or enter into any binding agreement to do any of the same), all or substantially all of the Equity Interests or property of another Person (except for Permitted Acquisitions or Investments of a Subsidiary into

Borrower or any Wholly-Owned Subsidiary, in each case, to the extent such Investment and any Indebtedness created thereby is permitted under Section 6.07 and Section 6.01, respectively).
6.06.Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any binding obligation (contingent or otherwise) to do so, except for Restricted Payments (a) by any Subsidiary of Borrower to Borrower (directly or indirectly), (b) resulting from the conversion of convertible Equity Interests of the Borrower into Equity Interests that are not Disqualified Equity Interests (and that do not constitute Indebtedness), pursuant to the terms of such convertible securities so long as not constituting a default or event of default or other breach thereunder and not a Change in Control or causing a Default hereunder after giving effect thereto, (c) made in satisfaction of obligations under the Existing Convertible Debt solely with amounts on deposit in the Specified Deposit Account, (d) to the extent constituting a non-cash transaction, by Borrower of Equity Interests upon (i) the exercise of stock options if such Equity Interests represent a portion of the exercise price of such options or (ii) the withholding of a portion of the Equity Interests granted or awarded to a current or former director, officer, employee or consultant of a Loan Party or any Subsidiary to pay for, or in connection with the payment by a Loan Party or such Subsidiary of, the Taxes payable by such Person upon such grant or award (or upon vesting thereof); provided that, for the avoidance of doubt, the payment of such Tax is not prohibited by this Section 6.06, (e) the repurchase of any warrants issued by the Borrower to any Secured Party or any of their respective Affiliates, (f) consisting of cash payments in lieu of the issuance of fractional shares representing insignificant interests in Borrower in connection with the exercise of warrants, options or other securities convertible into or exchangeable for capital stock in Borrower or (g) that constitute repurchases by the Borrower of its Equity Interests, provided that (w) such repurchases are funded solely with Retained Excess Cash Flow in respect of a fiscal year of Borrower ending on December 31, 2026 or thereafter, (x) Borrower shall have applied not less than $7,500,000 of Excess Cash Flow for such fiscal year in prepayment of the Loan pursuant to Section 2.05(c)(iii), (y) no Event of Default exists at the time of such repurchase and (z) the amount of Restricted Payments made under this clause (g) in any fiscal year of Borrower shall not exceed $5,000,000 in the aggregate.
6.07.Investments. Directly or indirectly make any Investment (including by the formation of any Subsidiary) in or to any Person other than Permitted Investments.
6.08.Transactions with Affiliates. Directly or indirectly enter into or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any Affiliate of the Borrower or any Subsidiary, except for (a) transactions that are in the ordinary course of a Subsidiary’s business, upon fair and reasonable terms that are no less favorable to the Subsidiary than would be obtained in an arm’s length transaction with a non-Affiliate of the Subsidiaries, (b) transactions between or among Loan Parties, (c) to the extent customary, (x) payment of reasonable compensation and severance arrangements and benefit plans for directors, officers and employees of the Borrower and its Subsidiaries, (y) fees to non-officer directors (that are not Affiliates of the Subsidiaries) of the Subsidiaries and (z) indemnification of officers and directors of the Subsidiaries, in each case of the foregoing, approved by the Borrower’s board of directors or equivalent governing body, (d) transactions permitted under Section 6.05, and (e) Restricted Payments permitted under Section 6.06.
6.09.Payments on Account of Certain Indebtedness. (a) Exercise any option to prepay or redeem any Indebtedness or take any actions which impose on the Borrower or any Subsidiary an obligation to prepay any Indebtedness, except (i) any Obligations, (ii) any Permitted Intercompany Advances or (iii) prepayments of Indebtedness of the type set forth under clauses (f) and (g) of the definition of “Permitted Indebtedness”; and (b) except in compliance with the terms of (and to the extent permitted to be paid under) such Subordinated Debt and the terms of the subordination arrangements relating to such Subordinated Debt (which subordination arrangements, for the avoidance of doubt, shall be in form and substance satisfactory to Lender), make or permit any payment (including any payment of any principal) on any Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt, in each case, without Lender’s prior written consent provided in its sole discretion.
6.10.Investment Company Act; Margin Regulation. Become (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company”, under the Investment Company Act of 1940, or (b) principally engaged in, or undertake as one of its important activities, extending credit to purchase or carry Margin Stock, to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or use the proceeds of any Loan for any of the foregoing.
6.11.ERISA; Plans; Labor Compliance. (a) Permit the occurrence of an ERISA Event, (b) withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any Plans, Pension Plans, and any other present pension, profit sharing and deferred compensation plan, in each case, which would reasonably be expected to result in any material liability to the Borrower or any Subsidiary or (c) fail to comply with the Federal Fair Labor Standards Act or violate any other Applicable Law, in each case, if the violation would reasonably be expected to have a Material Adverse Effect.
6.12.Restrictive Agreements. Enter into or permit to exist any agreement, document, instrument or other arrangement or contractual obligation (other than (1) the Loan Documents or (2) the First Lien Documents (as defined in the Intercreditor Agreement)) that (a) limits or prohibits (or has the effect of limiting or prohibiting) the ability of any Subsidiary (i) to pay any dividends or make any distribution or payment to, or redeem, retire or purchase (or make any other Restricted Payment on account of) any Equity Interests of, the Borrower or any Subsidiary, (ii) to guarantee or make payments on behalf of any Indebtedness of the Borrower or any Subsidiary, (iii) to make loans, advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments to the Borrower or any Subsidiary; or (iv) to transfer any of its property or assets to the Borrower or any Subsidiary, (b) limits or prohibits (or has the effect of limiting or prohibiting) the Borrower or any Subsidiary from creating, incurring, assuming or allowing any Lien with respect to any of the Borrower’s or its Subsidiary’s property (other than arrangements of the type set forth in clause (f) of the definition of “Permitted Indebtedness”), or (c) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided that the foregoing shall not apply to (1) any restrictions created by this Agreement and the other Loan Documents, (2) restrictions and conditions imposed by Applicable Law, (3) restrictions and conditions existing on the Closing Date and shown on Schedule 6.12 and (4) customary restrictions and conditions contained in agreements relating to a disposition of assets or acquisition of property permitted by this Agreement (and any restrictions on any cash earnest money deposits in connection therewith).
6.13.Sanctions; Anti-Corruption. Use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable Anti-Corruption Laws, or (b) (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as an agent, issuing bank, lender, underwriter, advisor, investor, or otherwise of such person).

6.14.Change in Organizational Documents. Except as permitted under Section 6.05, change or amend any of its organizational documents in a manner adverse to Lender.
6.15.Intellectual Property. Cause or permit (x) the Borrower or any Subsidiary to sell, assign, dispose of or transfer or grant an exclusive license or sublicense in, any Intellectual Property to any Person except to a Loan Party that is organized under the laws of the United States, any state thereof or the District of Columbia, (y) any Subsidiary that is not a Loan Party organized under the laws of the United States, any state thereof or the District of Columbia, in each case, to own or to hold any Intellectual Property or (z) any Intellectual Property to lapse, unless such Intellectual Property is no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries, as determined by the Borrower in its reasonable business judgment.
6.16.Outbound Investments. (a) Be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Lender to be in violation of the Outbound Investment Rules or cause the Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
6.17.Cash Management. At any time following the post-closing deadline for Control Agreements pursuant to Section 5.18, deposit, credit, hold or maintain any cash or Cash Equivalents in or to any Deposit Account, Securities Account or Commodity Account (wherever located) unless such Deposit Account, Securities Account or Commodity Account is subject to a Control Agreement (or similar arrangement or agreements under applicable foreign law governing any such accounts in order to perfect (or further establish) Agent’s security interest therein), other than (i) any Excluded Accounts and (ii) the Specified Deposit Account (which shall be governed by Section 5.15); provided, however, that the foregoing shall not prohibit (A) the use of cash or Cash Equivalents in the ordinary course of business to pay trade payables or operating or other similar expenses or (B) the transfer of cash or Cash Equivalents between accounts for such purposes described in clause (A), so long as such transfers are consistent with past practice and comply with the other requirements of this Agreement and the Guaranty and Security Agreement.
6.18.Financial Covenants.
(a)Minimum Liquidity. Permit Liquidity as of the end of, (i) prior to the Liquidity Covenant Transition Date, any Business Day, or (ii) thereafter, any fiscal month of the Borrower, in each case to be less than ~~the applicable amount set forth in the table below corresponding to the Total Leverage Ratio then most recently reported by the Borrower in a Compliance Certificate delivered to the Agent pursuant to Section 5.01(d) (it being understood that until the first Compliance Certification Date occurring after the Closing Date, the Total Leverage Ratio for purposes of this Section 6.18(a) shall be deemed to be greater than 1.00:1.00):~~ $40,000,000.

~~Total Leverage Ratio~~	~~Minimum Liquidity~~
~~> 1.00:1.00~~	~~$40,000,000~~
~~≤ 1.00:1.00~~	~~$30,000,000~~

(b)    Minimum EBITDA. Permit EBITDA for (~~i~~v) the fiscal quarter of the Borrower ending on December 31, 2025 to be less than $10,000,000 for such fiscal quarter, (~~ii~~w) the period of four consecutive fiscal quarters ending on March 31, 2026 to be less than ~~$10,000,000~~the Minimum EBITDA (Q1) Amount for such period, (~~iii~~x) the period of four consecutive fiscal quarters ending on June 30, 2026 to be less than ~~$22,000,000~~the Minimum EBITDA (Q2) Amount for such period, (~~iii~~y) the period of four consecutive fiscal quarters ending on September 30, 2026 to be less than ~~$30,000,000~~the Minimum EBITDA (Q3) Amount for such period, or (~~iv~~z) any period of four consecutive fiscal quarters ending on or after December 31, 2026 to be less than $40,000,000 for such period.; provided, that if a Tariff Reduction Event occurs with respect to one (and not both) of the Tariff Rate (Malaysia) and the Tariff Rate (Thailand), then (i) the Borrower shall, within ten Business Days of such Tariff Reduction Event, (x) determine the portion of the Tariff Adjustment attributable to the country (and the products, parts or other items imported into the United States for use in the business or operations of the Borrower or any Subsidiary from such country) in respect of which the Tariff Reduction Event occurred and (y) notify the Administrative Agent in writing of such amount, and (ii) unless the Administrative Agent objects in writing to such notice within five Business Days, such amount specified in such notice shall be added to the Minimum EBITDA (Q1) Amount, the Minimum EBITDA (Q2) Amount and/or or the Minimum EBITDA (Q3) Amount, as applicable, for purposes of this Section 6.18(b).
(c)     Minimum Asset Coverage Ratio. Commencing with the first fiscal quarter of the Borrower ending after the Closing Date, permit the Asset Coverage Ratio as of the end of any fiscal quarter ending (i) on or prior to December 31, 2025, to be less than 1.25:1.00, or (ii) thereafter, to be less than 1.15:1.00.
Section 7Events of Default.
Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
7.01.Payment Default. If any Loan Party fails to (a) make any payment (x) of principal on any Loan or (y) contemplated by Section 2.04(c), in each case in full when due, or (b) pay interest or any other Obligations (other than those set forth in the foregoing clause (a)) within three (3) Business Days after such Obligations are due and payable.
7.02.Covenant Default.
(a)The Borrower or any Subsidiary fails or neglects to perform any obligation in Sections 5.01 (other than clause (p) thereof), 5.02(a)(i), 5.05, 5.13 and 5.15 or violates any covenant in Section 6.
(b)Any Loan Party fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document, and as to any default (other than those specified in Section 7.01 or Section 7.02(a) above or Section 7.07 below) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within 30 days after the occurrence thereof.
7.03.Attachment. (a) Any material portion of the Borrower’s or any of its Subsidiary’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 10 days, (b) the Borrower or any Subsidiary is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs and such enjoinment, restraint, writ or distress warrant or levy has not been removed, discharged or rescinded within 10 days, or (c)(x) a judgment or other claim becomes a Lien or other encumbrance upon any material portion of the Borrower’s or its Subsidiaries’ assets, or (y) a notice of Lien, levy, or assessment is filed of record with respect to any material portion of the Borrower’s or its Subsidiaries’ assets by the United States government, or any Governmental Authority, and, in each case of this clause (c), the same is not paid within 10 days after the Borrower or the applicable Subsidiary receives notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by the Borrower or such Subsidiary (provided, however, that no Loans will be made during such cure period).
7.04.Insolvency. (a) The Borrower or any of its Subsidiaries becomes insolvent or is unable to pay (or admit in writing its inability or unwillingness generally to pay) its debts (including trade debts) as they become due, (b) the Borrower or any of its Subsidiaries (i) commences an Insolvency Proceeding, (ii) consents to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (c) of this Section 7.04, (iii) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries or for a material part of its assets, (iv) files an answer admitting the allegations of a petition filed against it in any such proceeding, or (v) takes any action for the purpose of effecting any of the foregoing, or (c)(i) an Insolvency Proceeding is begun against the Borrower or any of its Subsidiaries or (ii) a receiver, trustee, custodian, sequestrator, conservator or similar official is appointed for the Borrower or any of its Subsidiaries or for a substantial part of its assets, and, in any such case in this clause (c), such proceeding or petition shall continue undismissed for a period of thirty (30) or more days or an order or decree approving or ordering any of the foregoing shall be entered is not dismissed or stayed within thirty (30) days (provided that no Loans shall be made while any of the conditions described in clauses (a) or (b) exist or until any Insolvency Proceeding clause (c) is dismissed).
7.05.Other Indebtedness. There is (a) a default or other failure to perform in any agreement (other than the Loan Documents and the First Lien Documents (as defined in the Intercreditor Agreement)) (whether relating to the failure to make a payment when due or the failure to observe any other agreement or condition) to which the Borrower or any of its Subsidiaries is a party with a third party or parties and such default or failure results in a right by the third party or parties, whether or not exercised, to accelerate (automatically or upon election or otherwise) the maturity of any Indebtedness of the Borrower or its Subsidiaries thereunder (or terminate any commitments in respect thereof) in an amount individually or in the aggregate of at least the Threshold Amount or (b) (i) any Event of Default under (and as defined in) the Revolving Credit Agreement with respect to the payment of (x) principal, (y) interest or (z) any other First Lien Priority Obligations (as defined in the Intercreditor Agreement) in excess of $200,000 in the aggregate, or (ii) any breach or default under the Revolving Credit Agreement with respect to which the RCF Agent has accelerated the maturity of all or a portion of the Obligations (as defined therein) or commenced any Enforcement Action (as defined in the Intercreditor Agreement) with respect to all or a material portion of the Collateral.
7.06.Judgments; Penalties. One or more (a) fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage) shall be rendered against the Borrower or any of its Subsidiaries by any Governmental Authority, and the same are not, within 10 days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Loans will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree) or (ii) non-monetary final judgments or orders that, either individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect and, in either case under this clause (b), (x) enforcement proceedings are commenced by any creditor upon such judgment or order, or (y) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal, agreement with the creditor upon such judgment or otherwise, is not in effect.
7.07.Misrepresentations. The Borrower or any other Loan Party makes any representation, warranty, or other statement in this Agreement or any Loan Document or in any writing delivered to any Secured Party pursuant to the terms of this Agreement or any Loan Document or to induce any such Secured Party to enter into (or in connection with) this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made (or, in the case of any such representation or warranty under this Agreement or any other Loan Document already qualified by materiality, such representation or warranty shall prove to have been incorrect).
7.08.Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt or the subordination of such Indebtedness shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement.
7.09.Loan Documents. Any Loan Document, or any material provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or Payment in Full of the Obligations, ceases to be in full force and effect; or the Borrower, its Subsidiaries or any other Affiliate thereof contests in writing the validity or enforceability of any Loan Document or any provision thereof; or any the Borrower or its Subsidiaries deny in writing that any of them have any or further liability or obligation under any Loan Document, or purport in writing to revoke, terminate or rescind any Loan Document.
7.10.Change in Control. The occurrence of a Change in Control.
7.11.Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) cause, or could reasonably be expected to cause, a Material Adverse Effect, or (ii) adversely affects the legal qualifications of the Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of the Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction.
7.12.ERISA. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount that could reasonably be expected to have a Material Adverse Effect.

7.13.Guaranty. (a) Any guarantee of any Obligations terminates or ceases for any reason to be in full force and effect except in accordance with the terms thereof or as permitted in writing by Agent or (b) any Guarantor does not perform any obligation or covenant under any guarantee of the Obligations (subject to any applicable grace periods with respect thereto).
7.14.Failure of Security. Any Lien granted under the Loan Documents (a) on any asset of a Loan Party that comprises (individually or together with any other applicable assets) a material portion of the Collateral shall, in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the applicable Loan Party, or (b) shall, in whole or in part, cease to be perfected, in each case under clauses (a) and (b), except (x) as expressly permitted under the Loan Documents, (y) as a result of a transaction expressly permitted under the Loan Documents or (z) solely as a result of acts or omissions of any Secured Party or the RCF Agent (solely in its capacity as bailee and non-fiduciary representative for Agent under Section 5.4(a) of the Intercreditor Agreement).
7.15.Delisting. Borrower fails to maintain the listing of its common stock (whether as a result of being delisted, suspended, or otherwise ceasing to be traded for any reason, whether voluntarily or involuntarily) on the NASDAQ Stock Market (or any other nationally recognized stock exchange approved by Agent) and such failure continues for a period of thirty (30) consecutive days.
Section 8Rights and Remedies.
8.01.Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, the Agent may, without notice or demand, do any or all of the following, in addition to and not in limitation of any other rights or remedies available to any Secured Party at law or in equity (but subject to the Intercreditor Agreement):
(a)declare all Obligations, which shall include the Applicable Premium, as if such acceleration were an optional or mandatory prepayment of the entire principal amount of the Loans, immediately due and payable and terminate any and all commitments of the Lender under the Loan Documents (provided that upon the occurrence of an Event of Default described in Section 7.04, all Obligations, including Applicable Premium, will automatically and immediately become due and payable and all commitments of the Lender under the Loan Documents will automatically and immediately terminate, in each case, without any action or notice by any Secured Party);
(b)stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreements between such parties;
(c)set off and apply to the Obligations any and all (i) balances and deposits of any Loan Party it (or any Lender) holds, or (ii) any amount held by it (or any Lender) owing to or for the credit or the account of any Loan Party;
(d)demand and receive possession of the Borrower’s and its Subsidiaries’ books and records including ledgers, federal and state tax returns, records regarding the Borrower’s and its Subsidiaries’ assets or liabilities, business operations or financial condition, and all computer programs or storage or any equipment containing such information;
(e)settle or adjust disputes and claims directly with Account Debtors for amounts, upon terms and in whatever order that Agent reasonably considers advisable;
(f)credit bid and purchase at any public sale;

(g)apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of the Borrower and its Subsidiaries or any other Person liable for any of the Obligations;
(h)make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral, and in connection therewith: (i) the Loan Parties will assemble the Collateral if Agent requests and make it available as Agent designates, (ii) Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred and (iii) each Loan Party grants Agent a license to enter and occupy any of its premises, without charge, to exercise any of Agent’s rights or remedies;
(i)ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral, and, in furtherance of its rights hereunder, Agent (and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise) is hereby granted an irrevocable, non-exclusive, royalty-free license or other right to use, without charge and without consent of any other Person, each Loan Party’s labels, advertising materials, and Intellectual Property or similar property (i) in completing production of, advertising for sale, and selling any Collateral and (ii) otherwise in connection with Agent’s exercise of its rights under this Section. In furtherance of the foregoing, each Loan Party’s rights under all Licenses and all franchise agreements inure to Agent’s benefit;
(j)sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including any Loan Party’s premises) as Agent determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Agent deems appropriate, and in connection therewith: (i) Agent may sell the Collateral without giving any warranties as to the Collateral, (ii) Agent may specifically disclaim any warranties of title or the like, (iii) the Loan Parties acknowledge and agree that this procedure will not be deemed or considered to adversely affect the commercial reasonableness of any sale of the Collateral, (iv) if Agent sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Agent, and applied to the indebtedness of the purchaser, (v) Such sales may be adjourned and continued from time to time with or without notice (except for any notice required by Applicable Law), (vi) Agent shall have the right to conduct such sales on any Agent’s premises or elsewhere and shall have the right to use any Agent’s premises without charge for such time or times as Agent deems necessary, and (vii) if the purchaser fails to pay for the Collateral, Agent may resell the Collateral and Borrower will be credited with the proceeds of the sale;
(k)place a “hold” on any account maintained with Agent and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral; and
(l)exercise all other rights and remedies available to any Secured Party under the Loan Documents or at law or equity, including all remedies provided under the UCC (including a Disposition of the Collateral pursuant to the terms thereof).
(m)Agent shall apply the net proceeds of any action taken by it pursuant to this Section 8.01 after deducting all reasonable and invoiced out-of-pocket costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of Agent hereunder, including reasonable attorneys’ fees and disbursements, to the payment of the Obligations in accordance with Section 8.05. To the extent permitted by Applicable Law, the Borrower and each Subsidiary waive all claims, damages and demands it may acquire against Agent arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other Disposition of Collateral shall be required by Applicable Law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other Disposition. If, on any date, the maturity of the Loans shall have been accelerated under this Section 8.01, in addition to all other amounts owing hereunder, an amount equal to the Applicable Premium applicable on such date (determined as if the Loans were repaid in full at the time of such acceleration), shall become immediately due and payable, and the Borrower will pay such amount as compensation to the Lender for the loss of Lender’s investment opportunity and not as a penalty, whether or not an Insolvency Proceeding has commenced, and (if an Insolvency Proceeding has commenced) without regard to whether such proceeding under any Debtor Relief Laws is voluntary or involuntary, or whether payment occurs pursuant to a motion, plan of reorganization or otherwise
8.02.Power of Attorney. Each Loan Party hereby constitutes and appoints Agent as such Loan Party’s attorney-in-fact with full authority in the place and stead of such Loan Party and in the name of such Loan Party, Agent or otherwise, from time to time in Agent’s discretion while an Event of Default is continuing to take any action and to execute any instrument that Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including (in each case subject to the Intercreditor Agreement): (a) endorse such Loan Party’s name on any checks or other forms of payment or security; (b) sign such Loan Party’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Agent determines reasonable; (d) make, settle, and adjust all claims under such Loan Party’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) transfer the Collateral into the name of Agent or a third party as the UCC permits; (g) exercise voting rights with respect to Equity Interests, which rights may be exercised, if Agent so elects, with a view to causing the liquidation of assets of the issuer of any such Equity Interests; and (h) generally to take any act required of such Loan Party under Section 5 and any other applicable provision of this Agreement, and to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Agent were the absolute owner thereof for all purposes, and to do, at Agent’s option and Loan Parties’ expense, at any time or from time to time, all acts and things that Agent deems necessary to protect, preserve or realize upon the Collateral. Each Loan Party hereby appoints Agent as its lawful attorney-in-fact to sign such Loan Party’s name on any documents necessary to perfect or continue the perfection of Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until the Payment in Full. Each of Agent’s foregoing appointment as such Loan Party’s attorney in fact, and all of Agent’s rights and powers, are coupled with an interest and are irrevocable until the Payment in Full.
8.03.Protective Payments. If the Borrower or any Subsidiary fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Agent may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 5.08 of this Agreement, and take any action with respect to such policies as Agent deems reasonable and prudent in accordance with this Section 8.03. Any amounts so paid or deposited by Agent shall constitute Lender Expenses, shall constitute part of the Obligations, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided for the Loans, and, for the avoidance of doubt, shall be secured by the Collateral. Any payments made by any Secured Party shall not constitute an agreement by such Secured Party to make similar payments in the future or a waiver by such Secured Party of any Default or Event of Default under this Agreement.
8.04.Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default: (a) Agent may notify any Person owing funds to any Loan Party of Agent’s security interest in such funds and verify the amount of such Account, (b) each Loan Party shall collect all amounts owing to such Loan Party for Agent, receive in trust all payments as Agent’s trustee, and immediately deliver such payments to Agent in their original form as received from the Account debtor, with proper endorsements for deposit, (c) at Agent’s reasonable written request, each Loan Party shall deliver to Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Accounts, including all original orders, invoices and shipping receipts or, to the extent originals are not available, copies of such documents, and (d) upon Agent’s written request and at the expense of the relevant Loan Party, such Loan Party shall cause independent public accountants or others reasonably satisfactory to Agent to furnish to Agent reports showing reconciliations, agings and test verifications of, and trial balances for, the Accounts.
8.05.Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, subject to the Intercreditor Agreement, Agent shall have the sole and exclusive right to apply in any order any funds in its possession, whether from the Borrower’s or its Subsidiaries’ account balances, payments, proceeds realized as the result of any collection of Accounts or other Disposition of the Collateral, or otherwise, to the Obligations in accordance with Section 2.05(g) (and the Borrower and each Subsidiary irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of the Borrower or any Subsidiary). Agent shall pay any surplus to Borrower or to other Persons legally entitled thereto; Borrower shall remain liable for any deficiency. If Agent, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Agent shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Agent of cash therefor. The Borrower and each Subsidiary waives, to the extent permitted by Applicable Law, and agrees not to assert any rights or privileges which it may acquire under Section 9-626 of the UCC.
8.06.Agent’s Liability for Collateral. Agent has no obligation to clean up or otherwise prepare the Collateral for sale. Beyond the safe custody thereof and the accounting of moneys, Agent shall have no duty with respect to any Collateral in its possession (or in the possession of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto other than as may be required by Applicable Law. Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which Agent accords its own property. Agent (or any Secured Party) shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouse, carrier, forwarding agency, consignee, broker or other agent or bailee selected by the Borrower and its Subsidiaries or selected by Agent in good faith. In furtherance thereof, Borrower acknowledges and agrees that all risk of loss, damage or destruction of the Collateral shall be borne by Borrower.
8.07.No Obligation to Pursue Others. Agent has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Agent may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting any Secured Party’s rights against the Loan Parties. Each Loan Party shall be deemed to have waived any right it may have (including with respect to the Guaranty and Security Agreement) to require Agent to pursue any other Person for any of the Obligations or otherwise to enforce its payment against any collateral securing all or any part of the Obligations.
8.08.Demand Waiver. Except as required by Applicable Law, the Borrower, for itself and each other Loan Party, waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.
Section 9General Provisions.
9.01.Notices.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (a) actual receipt by the relevant party hereto and (b)(i) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (ii) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (iii) if delivered by fax, when sent and receipt has been confirmed by telephone; and (iv) if delivered by electronic mail, when delivered, all of which shall be addressed to the party to be notified and sent to the address, fax number or email address indicated below. Agent or the Borrower and its Subsidiaries may change their mailing or email address or fax number by giving the other parties written notice thereof in accordance with the terms of this Section 9.01.
If to Borrower or any other Subsidiary:

    GoPro, Inc.
    3025 Clearview Way
    San Mateo, CA 94402
    Attn: Brian McGee
    Email: brianmcgee@gopro.com
With a copy (which shall not constitute notice) to:

    GoPro, Inc.
    3025 Clearview Way
    San Mateo, CA 94402
    Attn: General Counsel
    Email: legal@gopro.com
If to Agent:
    Farallon Capital Management, L.L.C.
    One Maritime Plaza, Suite 2100
    San Francisco, CA 94111
    Email: SFPCnotices@faralloncapital.com

With a copy (which shall not constitute notice) to:

    Allen Overy Shearman Sterling US LLP
    599 Lexington Avenue
    New York, NY 10022
    Attn: Todd Koretzky
    Email: todd.koretzky@aoshearman.com

9.02.Successors and Assigns.
(a)This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided that neither this Agreement nor any rights hereunder may be assigned by any the Borrower without Lender’s prior written consent, which consent may be granted or withheld in Lender’s sole discretion (and any attempted assignment or transfer by any the Borrower without Lender’s consent shall be null and void). Lender shall have the right, with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Borrower, to assign to one or more assignees (other than (x) a natural person, (y) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, or (z) the Borrower or any of its Subsidiaries) all or any part of its Loans and its rights and obligations under this Agreement and the other Loan Documents, each of which assignee shall become a party to this Agreement as a Lender by execution of a customary assignment agreement in a form approved by Agent (it being agreed that the LSTA form Assignment and Assumption is approved by the Agent); provided, that no consent of the Borrower shall be required (i) if a Default or Event of Default has occurred and is continuing, or (ii) in connection with an assignment to a Person that is a Lender or an Affiliate of a Lender; provided further, that Borrower shall be deemed to have consented to a proposed assignment unless they object thereto by written notice to Agent within five (5) Business Days after having received notice thereof. With respect to any Lender, the transfer of any rights to the principal of, and interest on, any Loan shall not be effective until such transfer is recorded in the Register maintained by the Agent in accordance with Section 9.21 with respect to ownership of such Loans.
(b)Each Lender may, without the consent of or notice to the Borrower, sell participations to any Person (other than (x) a natural person, (y) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, or (z) the Borrower or any of its Subsidiaries) (each, a “Participant”) in all or a portion of Lender’s rights and/or obligations under this Agreement; provided that (a) Lender’s obligations under this Agreement shall remain unchanged, (b) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (c) the Borrower, the Agent and Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.06(d) with respect to any payments made by such Lender to its Participants.
(c)Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loan or its other obligations under the Loan Documents) except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender and nothing in this Section 9.02 shall prevent or prohibit any Lender that is (i) a bank, trust company or other financial institution from pledging its Loans (or promissory notes in respect thereof) to a Federal Reserve Bank or to any Person that extends credit to such Lender in support of borrowings made by such Lender from such Federal Reserve Bank or such other Person, or (ii) a trust, limited liability company, partnership or other investment company from pledging its Loans (or promissory notes in respect thereof) to a trustee or agent for the benefit of holders of certificates or debt securities issued by it. No such pledge, or any assignment pursuant to or in lieu of an enforcement of such a pledge, shall relieve the transferor Lender from its obligations hereunder.
9.03.Indemnification. The Borrower and its Subsidiaries shall, jointly and severally, indemnify the Secured Parties and any Related Party of the Secured Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including Lender Expense and the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any Subsidiary thereof) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto (collectively, “Claims”), in each case, except to the extent of Claims and/or losses directly caused by such Indemnitee’s gross negligence or willful misconduct as determined by a final and non-appealable decision of a court of competent jurisdiction.
9.04.Amendments; Waivers; Integration; Remedies Cumulative. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by Agent, each Lender and the Borrower (or, as to any Loan Document other than this Agreement, each of the Loan Parties party thereto). Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.
9.05.Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
9.06.Severability of Provisions. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
9.07.Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
9.08.Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in any Loan Document or other documents delivered in connection herewith or therewith or pursuant hereto or thereto shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery hereof and thereof and the making of the Loans hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default at the time of any such Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied and so long as all the commitments have not expired or been terminated. The provisions of Sections 9.03, 9.10, 9.15, 9.19 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the payment in full of the Obligations, the expiration or termination of the commitments or the termination of this Agreement or any provision hereof.
9.09.Confidentiality. Each Secured Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its branches and such Secured Party’s Subsidiaries or Affiliates and Related Parties thereof (collectively, “Lender Entities”) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or any other Lender Entities of the foregoing (including any self-regulatory authority); (c) to the extent required by Applicable Laws or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as (or no less restrictive than) those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or any other Lender Entities of the foregoing) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to any rating agency in connection with rating the Borrower or any of its Subsidiaries or the Loan facilities; (h) with the consent of Borrower; or

(i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, (y) becomes available to such Secured Party or any of their respective branches or Affiliates on a nonconfidential basis from a source other than Borrower that is not known to be subject to a confidentiality obligation to Borrower or (z) is independently discovered or developed by a party hereto without utilizing any Information received from Borrower or violating the terms of this Section; or to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement. In addition, any Secured Party may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to such Secured Party in connection with the administration of this Agreement, the other Loan Documents, and the commitments for the Loans.
For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to a Secured Party on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
The Borrower, for itself and on behalf of its Subsidiaries, agrees that Borrower or Agent may make materials or information provided by or on behalf the Borrower or any of its Subsidiaries hereunder (collectively, “Borrower Materials”) available to the Secured Parties via e-mail or by posting such Borrower Materials on IntraLinks, SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided "as is" and "as available." Agent does not warrant as to the accuracy or completeness of the Borrower Materials, or the adequacy of the Platform, and expressly disclaims liability for errors or omissions in any communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by Agent in connection with the Borrower Materials or the Platform. In no event shall Agent or any Lender Entities have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party's or Agent's transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person's gross negligence or willful misconduct.
The Borrower, for itself and on behalf of its Subsidiaries, acknowledges that certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive MNPI) (each, a "Public Lender"). The Borrower hereby agrees that (i) all Borrower Materials that are intended to be made available to Public Lenders shall be clearly and conspicuously designated by the Borrower as “PUBLIC” and (ii) the Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked "PUBLIC" or otherwise at any time filed with the SEC as not containing any MNPI. All Borrower Materials marked "PUBLIC" shall be permitted to be made available through a portion of the Platform designated as "Public Investor" or “Public Side” (or another similar term). Agent and the Lenders and their respective Affiliates shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as "Public Investor" (or such other similar term). Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC.”
9.10.Costs and Expenses. The Loan Parties shall, jointly and severally, pay (a) all reasonable out-of-pocket Lender Expenses and any other expenses incurred by any Secured Party and its Affiliates (including the reasonable fees, charges and disbursements of counsel for such Secured Party), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (b) all out-of-pocket expenses incurred by any Secured Party (including the fees, charges and disbursements of any counsel for such Secured Party), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. Unless otherwise agreed by the Person to whom such payment is owed, all amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor (or upon any Event of Default, on demand).
9.11.Electronic Execution of Documents. Without duplication of Section 9.07, the words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.
9.12.Right of Setoff. Subject to the Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, any Secured Party and each of its branches and respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by any such Secured Party or any such branch or Affiliate to or for the credit or the account of any Loan Party against any and all of the Obligations, irrespective of whether or not any such Secured Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Loan Parties may be contingent or unmatured or are owed to a branch office or Affiliate of any such Secured Party different from the branch office or Affiliate holding such deposit or obligated on such indebtedness. The rights of any Secured Party under this Section 9.12 are in addition to other rights and remedies (including other rights of setoff) which any Secured Party may have. Any such Secured Party agrees to notify the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
9.13.Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract. The Borrower and its Subsidiaries hereby acknowledge and agree that the other parties hereto (that are not Affiliates of the Borrower) and/or their Affiliates from time to time may hold investments in, make other loans to or have other relationships with, any of the Borrower and its Subsidiaries and their respective Affiliates.
9.14.Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.
9.15.Choice of Law, Venue, Service of Process, and Jury Trial Waiver.
(a)GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING THERETO (EXCEPT, AS TO ANY LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED BY SUCH DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY HERETO OR ANY RELATED PARTY THEREOF IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)WAIVER OF VENUE; SERVICE OF PROCESS. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY ANY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY ANY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE

OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY ANY APPLICABLE LAW.
(d)JURY TRIAL WAIVER. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
9.16.PATRIOT Act; Compliance with Sanctions. Each of Lender and Agent hereby notifies Borrower that, pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Agent, as applicable, to identify Borrower in accordance with the PATRIOT Act.
9.17.Waiver of Consequential Damages, Etc. To the fullest extent permitted by any Applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Secured Party and any Affiliate and the Related Parties, of any Secured Party and any Secured Party’s Affiliates (each such Person being called a “Protected Person”), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof. No Protected Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
9.18.Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or other Obligation owing under this Agreement, together with all fees, charges and other amounts that are treated as interest on such Loan or other Obligation under Applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by Lender or other Person holding such Loan or other Obligation in accordance with Applicable Law, the rate of interest payable in respect of such Loan or other Obligation hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan or other Obligation but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to Lender or other Person in respect of other Loans or Obligations or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate for each day to the date of repayment, shall have been received by Lender or other Person. Any amount collected by Lender or other Person that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or other Obligation or refunded to Borrower so that at no time shall the interest and charges paid or payable in respect of such Loan or other Obligation exceed the maximum amount collectible at the Maximum Rate.
9.19.Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Agent, or any Secured Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any such Secured Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
9.20.Construction; Headings; Knowledge.
(a)Construction. The parties hereto mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.
(b)Headings. The headings used in this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.
(c)Knowledge. For purposes of the Loan Documents, whenever a representation or warranty is made to the Borrower’s or its Subsidiaries’ knowledge or awareness or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.
9.21.Register. The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each any assignment agreement in respect of the Lender’s rights and obligations under the Loan, which is delivered to it, and a register for the recordation of the names and addresses of the Lenders, and the commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The parties intend for the Register to be maintained in such a manner as it causes the Loans to be considered to be in “registered form” under Treasury Regulations Section 5f.103-1(c).
9.22.Intercreditor Agreements.
(a)Each of the Secured Parties acknowledges that obligations of the Borrower and its Subsidiaries under any Permitted Indebtedness may be secured by Permitted Liens on assets of the Borrower and its Subsidiaries that constitute Collateral. Each of the Secured Parties hereby irrevocably authorizes and directs the Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, (i) from time to time upon the request of the Borrower, in connection with the establishment, incurrence, amendment, refinancing or replacement of any such Indebtedness, any applicable intercreditor agreement (it being understood that the Agent is hereby authorized and directed to determine the terms and conditions of any such intercreditor agreement), and (ii) any documents relating thereto.
(b)Each of the Secured Parties hereby irrevocably (i) consents to the treatment of Liens to be provided for under the intercreditor agreements, (ii) agrees that, upon the execution and delivery thereof, such Secured Party will be bound by the provisions of any intercreditor agreement as if it were a signatory thereto and will take no actions contrary to the provisions of any intercreditor agreement, (iii) agrees that no Secured Party shall have any right of action whatsoever against the Agent as a result of any action taken by Agent pursuant to this Section 9.22 or in accordance with the terms of any intercreditor agreement and (iv) authorizes and directs the Agent to carry out the provisions and intent of each such document.
(c)Each of the Secured Parties hereby irrevocably further authorizes and directs the Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any intercreditor agreement that the Borrower may from time to time request (i) to give effect to any establishment, incurrence, amendment, extension, renewal, refinancing or replacement of any Permitted Indebtedness or (ii) to confirm for any party that such intercreditor agreement is effective and binding upon the Agent on behalf of the Secured Parties.
(d)Each of the Secured Parties hereby irrevocably further authorizes and directs the Agent to execute and deliver, on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of the Guaranty and Security Agreement to add or remove any legend that may be required pursuant to any intercreditor agreement.
(e)The Agent shall have the benefit of the provisions of Section 11 with respect to all actions taken by it pursuant to this Section 9.22 or in accordance with the terms of any intercreditor agreement to the full extent thereof.
(f)The Loan Parties and the Secured Parties agree and acknowledge that the liens and security interests securing the Obligations and the exercise of certain of the Agent’s rights and remedies with respect thereto are subject to, and restricted by, the provisions of the Intercreditor Agreement in all respects. In the event of any conflict between the terms of this Agreement and the Intercreditor Agreement, the terms of the Intercreditor Agreement shall govern and control.
Section 10[Reserved].
Section 11Agent Provisions.
11.01.Appointment and Authority. Each of the Secured Parties hereby irrevocably appoints Farallon Capital Management, L.L.C. to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section are solely for the benefit of the Secured Parties, and Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties. Agent shall also act as the collateral agent under the Loan Documents, and the Lender hereby irrevocably (i) authorizes Agent to enter into all other Loan Documents, as applicable, including any intercreditor or subordination agreements satisfactory to the Lender, and (ii) appoints and authorizes Agent to act as the agent of the Secured Parties for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Person to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by Agent pursuant to Section 11.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Loan Documents, or for exercising any rights and remedies thereunder at the direction of Agent, shall be entitled to the benefits of all provisions of this Section 11 (including Section 1109) and Section 9 (including Section 9.10) as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents, as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, Agent is further authorized on behalf of the Lender, without the necessity of any notice to or further consent from the Lender, from time to time to take any action, or permit the any co-agents, sub-agents and attorneys-in-fact appointed by Agent to take any action, with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Loan Document. Notwithstanding anything herein to the contrary, the Agent shall not have any liability arising from any confirmation or determination of the terms and conditions of the Intercreditor Agreement.
11.02.Rights as a Lender. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent, and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity. Such Person and its branches and Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to the Lender.
11.03.Exculpatory Provisions.
(a)Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Agent:
(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Lender; provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and
(iii)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its branches or Affiliates in any capacity.
(b)Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Lender, or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Agent in writing by Borrower and a Lender.
(c)Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.
11.04.Reliance by Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
11.05.Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of Agent and any such sub-agent, and shall apply to their respective activities in connection with their activities as Agent. Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
11.06.Resignation of Agent.
(a)Agent may at any time give notice of its resignation to the Lender and Borrower. Upon receipt of any such notice of resignation, the Lender shall have the right, in consultation with Borrower, to appoint a successor. If no such successor shall have been so appointed by the Lender and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Lender) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lender, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)With effect from the Resignation Effective Date: (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring Agent, all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to the Lender directly, until such time, if any, as the Lender appoints a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent (other than any rights to indemnity payments owed to the retiring Agent), and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
11.07.Non-Reliance on Agents. The Lender expressly acknowledges that Agent has made no representation or warranty to it, and that no act Agent hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of Borrower or any Affiliate thereof, shall be deemed to constitute any representation or any warranty by Agent to the Lender as to any matter, including whether Agent has disclosed material information in their (or their Related Parties’) possession. The Lender represents to Agent that it has, independently and without reliance upon Agent or any of its Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and its Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. The Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and the Lender agrees not to assert a claim in contravention of the foregoing. The Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit and to provide other facilities set forth herein, a may be applicable to the Lender, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans, issue or participate in letters of credit or providing such other facilities.
11.08.Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to Borrower, Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lender and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lender and Agent and their respective agents and counsel and all other amounts due the Lender and Agent under Section 9.10 and Section 11.09) allowed in such judicial proceeding;
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lender, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Section 9.10 and Section 11.09.
11.09.Agent Indemnity. To the extent that Borrower for any reason fails indefeasibly to pay any Lender Expenses, or any amount required under Section 9.03 to be paid by it to Agent (or any sub- agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Agent (or any such sub- agent) or against any Related Party of any of the foregoing acting for Agent (or any such sub-agent) in connection with such capacity.
11.10.Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, but subject in all respects to the Intercreditor Agreement, the authority to enforce rights and remedies hereunder and under the other Loan Documents against Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with Section 8 for the benefit of the Lender; provided that the foregoing shall not prohibit (i) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 9.12 (subject to the terms of Section 2.07) or (iv) the Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to Borrower under any Debtor Relief Law; provided further that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (x) the Lender shall have the rights otherwise provided to Agent pursuant to Section 8 and (y) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 2.07, the Lender may enforce any rights or remedies available to it, subject, in each case, to the Intercreditor Agreement.

11.11.Collateral and Guaranty Matters.
(a)The Lender irrevocably authorizes Agent, at its option and in its discretion,
(i)to release any Lien on any Collateral or other property granted to or held by Agent under any Loan Document (i) upon the Payment in Full of the Obligations, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document (provided, that if such sale or disposition is not permitted pursuant to the Revolving Credit Agreement, Agent shall not be obligated to release any Lien on any such Collateral unless all Liens on such Collateral securing Indebtedness under the First Lien Documents (as defined in the Intercreditor Agreement) or any Refinancing (as defined in the Intercreditor Agreement) thereof, in each case are released prior to or concurrently with the release of Agent’s Lien on such Collateral) and (if requested by Agent) as to which Borrower certifies compliance with this Agreement and the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) subject to Section 9.04, if approved, authorized or ratified in writing by the Lender;
(ii)for the avoidance of doubt, notwithstanding anything to the contrary contained herein or in any other Loan Document, Agent is hereby irrevocably authorized by each Lender take any action permitted by Section 11.01; and
(iii)to enter into the Intercreditor Agreement, and any additional intercreditor agreements in form and substance satisfactory to the Lender in its sole discretion.
(b)Upon request by Agent at any time, the Lender will confirm in writing Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary that becomes a co-borrower hereunder from its obligations pursuant to this Section 11.11.
(c)Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Agent’s Lien thereon, or any certificate prepared by Borrower or any Subsidiary in connection therewith, nor shall Agent be responsible or liable to the Lender for any failure to monitor or maintain any portion of the Collateral.
(d)Notwithstanding anything contained in any Loan Document, but subject in all respects to the Intercreditor Agreement, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guaranty of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by Agent on behalf of the Secured Parties in accordance with the terms thereof; provided that, for the avoidance of doubt, in no event shall a Secured Party be restricted hereunder from filing a proof of claim on its own behalf during the pendency of a proceeding relative to Borrower or any Subsidiary under any Debtor Relief Law or any other judicial proceeding. In the event of a foreclosure by Agent on any of the Collateral pursuant to a public or private sale or other disposition, Agent or any Secured Party may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and Agent, as agent for and representative of such Secured Party (but not the Lender in its individual capacity unless the Lender shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Agent on behalf of the Secured Parties at such sale or other disposition. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral, to have agreed to the foregoing provisions.
11.12.Survival. Each party’s obligations under this Section 11 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, the Lender, the termination of this Agreement, and the payment in full in cash of the Obligations.
11.13.Paralell Debt.
(a)For the purpose of creating valid security under Dutch law in favor of the Agent, it is agreed that in this Agreement:
“Secured Party Claim” means any amount which the Borrower owes to a Secured Party under or in connection with the Loan Documents; and
“Collateral Agent Claim” has the meaning given to it in paragraph (b) below.
(b)Borrower must pay the Agent, as an independent and separate creditor, an amount equal to each of its Secured Party Claims on its due date (each, a “Collateral Agent Claim”).
(c)Each Collateral Agent Claim is created on the understanding that the Agent must (i) share the proceeds of each Collateral Agent Claim with the other Secured Parties and (ii) pay those proceeds to the Secured Parties, in each case in accordance with with the terms of this Agreement and the Intercreditor Agreement.
(d)The Agent may enforce the performance of any Collateral Agent Claim in its own name as an independent and separate right. This includes any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in respect of any kind of insolvency proceeding.
(e)Each Secured Party shall, at the request of the Agent, perform any act required in connection with the enforcement of any Collateral Agent Claim, including joining in any proceedings as co-claimant with the Agent.
(f)Unless the Agent fails to enforce a Collateral Agent Claim within a reasonable time after its due date, a Secured Party may not take any action to enforce the corresponding Secured Party Claim unless it is requested to do so by the Agent.
(g)Borrower irrevocably and unconditionally waives any right it may have to require a Secured Party to join in any proceedings as co-claimant with the Agent in respect of any Collateral Agent Claim.
(h)Discharge by Borrower of a Secured Party Claim will discharge the corresponding Collateral Agent Claim in the same amount. Discharge by Borower of a Collateral Agent Claim will discharge the corresponding Secured Party Claim in the same amount.

(i)The aggregate amount of the Collateral Agent Claims will never exceed the aggregate amount of Secured Party Claims.
(j)A defect affecting a Collateral Agent Claim against Borrower will not affect any Secured Party Claim. A defect affecting a Secured Party Claim against Borrower will not affect any Collateral Agent Claim.
(k)If the Agent returns to any Loan Party, whether in any kind of insolvency proceedings or otherwise, any recovery in respect of which it has made a payment to a Secured Party, that Secured Party must repay an amount equal to that recovery to the Agent.
(l)Each party to this Agreement acknowledges any third party stipulation included in any Loan Document governed by Dutch law.
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